                                                                    EXHIBIT 10.6

================================================================================
                                                               EXECUTION VERSION

                                     SECOND
                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                                   dated as of
                                 March 23, 2001

                                      among

                             W. P. CAREY & CO. LLC,
                          (F/K/A CAREY DIVERSIFIED LLC)
                         CORPORATE PROPERTY ASSOCIATES,
       CORPORATE PROPERTY ASSOCIATES 4, A CALIFORNIA LIMITED PARTNERSHIP,
       CORPORATE PROPERTY ASSOCIATES 6- A CALIFORNIA LIMITED PARTNERSHIP, CORPORATE PROPERTY ASSOCIATES 9, L.P., A DELAWARE LIMITED PARTNERSHIP,
                          CAREY ASSET MANAGEMENT CORP.,
                                    CALL LLC,
                       CAREY TECHNOLOGY PROPERTIES II LLC,
                                    CD UP LP

                            The Lenders Party Hereto,

                            THE CHASE MANHATTAN BANK,
                    as Issuing Bank and Administrative Agent,

                              THE BANK OF NEW YORK,
                              as Syndication Agent,

                         PNC BANK, NATIONAL ASSOCIATION,
                             as Documentation Agent,

                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                as Managing Agent
                                       and

                 JP MORGAN, a division of CHASE SECURITIES INC.,
                      as Lead Arranger and Sole Book Runner

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I.  Definitions....................................................   38
    SECTION 1.1.  Defined Terms............................................   38
    SECTION 1.2.  Classification of Loans and Borrowings...................   73
    SECTION 1.3.  Terms Generally..........................................   74
    SECTION 1.4.  Accounting Terms; GAAP...................................   74
ARTICLE II.  The Credits...................................................   74
    SECTION 2.1.  Commitments..............................................   74
    SECTION 2.2.  Loans and Borrowings.....................................   75
    SECTION 2.3.  Requests for Revolving Borrowings........................   76
    SECTION 2.4.  Competitive Bid Procedure................................   77
    SECTION 2.5.  [Reserved]...............................................   80
    SECTION 2.6.  Letters of Credit........................................   80
    SECTION 2.7.  Funding of Borrowings....................................   85
    SECTION 2.8.  Interest Elections.......................................   86
    SECTION 2.9.  Termination and Reduction of Commitments.................   88
    SECTION 2.10.  Repayment of Loans; Evidence of Debt....................   88
    SECTION 2.11.  Prepayment of Loans.....................................   89
    SECTION 2.12.  Fees....................................................   90
    SECTION 2.13.  Interest................................................   92
    SECTION 2.14.  Alternate Rate of Interest..............................   93
    SECTION 2.15.  Increased Costs.........................................   94
    SECTION 2.16.  Break Funding Payments..................................   95
    SECTION 2.17.  Taxes...................................................   96
    SECTION 2.18.  Payments Generally; Pro Rata Treatment;
                           Sharing of Set-offs.............................   97
    SECTION 2.19.  Mitigation Obligations;
                           Replacement of Lenders..........................   99
    SECTION 2.20.  Increase in Commitment..................................  100
ARTICLE III.  Representations and Warranties...............................  102
    SECTION 3.1.  Organization; Powers.....................................  102
    SECTION 3.2.  Authorization; Enforceability............................  102
    SECTION 3.3.  Governmental Approvals; No Conflicts.....................  103
    SECTION 3.4.  Financial Condition; No Material Adverse
                          Change...........................................  103
    SECTION 3.5.  Properties...............................................  104
    SECTION 3.6.  Litigation and Environmental Matters.....................  104
    SECTION 3.7.  Compliance with Laws and Agreements......................  105
    SECTION 3.8.  Investment and Holding Company Status....................  105
    SECTION 3.9.  Taxes....................................................  105
    SECTION 3.10.  ERISA...................................................  105
    SECTION 3.11.  Disclosure..............................................  105
    SECTION 3.12.  Insurance...............................................  106
    SECTION 3.13.  Leases..................................................  106
    SECTION 3.14.  SEC Reports.............................................  106
    SECTION 3.15.  [Reserved]..............................................  106
    SECTION 3.16.  Representations and Warranties in Loan
                           Documents.......................................  106
    SECTION 3.17.  Organizational Documents................................  107

ARTICLE IV.  Conditions....................................................  107
    SECTION 4.1.  Closing Date.............................................  107
    SECTION 4.2.  Each Credit Event........................................  109
ARTICLE V.  Affirmative Covenants..........................................  110
    SECTION 5.1.  Financial Statements and Other Information...............  110
    SECTION 5.2.  Notices of Material Events...............................  113
    SECTION 5.3.  Existence; Conduct of Business...........................  115
    SECTION 5.4.  Payment of Obligations...................................  115
    SECTION 5.5.  Maintenance of Properties; Insurance.....................  115
    SECTION 5.6.  Books and Records; Inspection Rights.....................  116
    SECTION 5.7.  Compliance with Laws.....................................  116
    SECTION 5.8.  Use of Proceeds and Letters of Credit....................  116
    SECTION 5.9.  Company Status...........................................  117
    SECTION 5.10.  Additional Borrowers; Solvency of Borrowers.............  117
    SECTION 5.11.  Further Assurances......................................  117
    SECTION 5.12.  Distributions in the Ordinary Course....................  117
    SECTION 5.13.  ERISA Compliance........................................  117
ARTICLE VI.  Negative Covenants............................................  118
    SECTION 6.1.  Indebtedness and Other Financial Covenants...............  118
    SECTION 6.2.  Liens....................................................  121
    SECTION 6.3.  Fundamental Changes......................................  121
    SECTION 6.4.  Investments, Loans, Advances, Guarantees
    SECTION 6.5.  Hedging Agreements.......................................  122
    SECTION 6.6.  ERISA....................................................  123
    SECTION 6.7.  Margin Regulations; Securities Laws......................  123
    SECTION 6.8.  Transactions with Affiliates.............................  124
ARTICLE VII.  Events of Default............................................  125
    SECTION 7.1............................................................  125
ARTICLE VIII.  The Agents..................................................  128
    SECTION 8.1............................................................  128
ARTICLE IX.  Miscellaneous.................................................  131
    SECTION 9.1.  Notices..................................................  131
    SECTION 9.2.  Waivers; Amendments......................................  132
    SECTION 9.3.  Expenses; Indemnity; Damage Waiver.......................  133
    SECTION 9.4.  Successors and Assigns...................................  135
    SECTION 9.5.  Survival.................................................  139
    SECTION 9.6.  Counterparts; Integration; Effectiveness.................  139
    SECTION 9.7.  Severability.............................................  139
    SECTION 9.8.  Right of Setoff..........................................  140
    SECTION 9.9.  Governing Law; Jurisdiction; Consent to
    Service of Process.....................................................  140
    SECTION 9.10.  WAIVER OF JURY TRIAL....................................  141
    SECTION 9.11.  Headings................................................  141
    SECTION 9.12.  Confidentiality.........................................  141
    SECTION 9.13.  Interest Rate Limitation................................  142
    SECTION 9.14.  Amendment and Restatement...............................  142
    Section 9.15.  No Bankruptcy Proceedings...............................  143
ARTICLE X.  Multiple Borrowers.............................................  144
ARTICLE XI.  REIT Conversion...............................................  144

SCHEDULES:

SCHEDULE 2.1 - Commitments
SCHEDULE 3.2 - Ownership Structure
SCHEDULE 3.2A - Limited Partnership Interests
SCHEDULE 3.3 - Consents
SCHEDULE 3.4 - Existing Indebtedness
SCHEDULE 3.6 - Disclosed Matters
SCHEDULE 3.13 - Company Leases
SCHEDULE 4.1(F) - Transactions not in the Ordinary Course

EXHIBITS:

EXHIBIT A --      Form of Assignment and Acceptance
EXHIBIT B --      Form of Borrowing Base Certificate
EXHIBIT C --      Form of Borrowing Request
EXHIBIT D-1 -     Form of Note
EXHIBIT D-2 -     Form of Designated Bank Note
EXHIBIT E-1 --    Form of Opinion of Reed Smith Shaw & McClay LLP
EXHIBIT E-2 --    Form of Opinion of California Counsel
EXHIBIT F --      Financial Calculation Schedule Pursuant to Section 5.1
EXHIBIT G -       Form of Intercompany Note
EXHIBIT H -       Form of [Quarterly/Annual] Compliance Certificate to Accompany
                  Reports
EXHIBIT I -       Form of Instrument of Adherence to Credit Agreement
EXHIBIT J-        Form of Designation Agreement

      THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "AGREEMENT") dated as of March 23, 2001, among W. P. Carey & Co. LLC (f/k/a Carey Diversified LLC), Corporate Property Associates, Corporate Property Associates 4, a California limited partnership, Corporate Property Associates 6- a California limited partnership, Corporate Property Associates 9, L.P., a Delaware limited partnership, Carey Asset Management Corp., Call LLC, Carey Technology Properties II LLC, CD UP LP, the LENDERS party hereto, and The Chase Manhattan Bank, as administrative agent, (in such capacity, the "ADMINISTRATIVE AGENT") and as issuing bank (in such capacity, the "ISSUING BANK"), The Bank of New York, as syndication agent (in such capacity, the "SYNDICATION AGENT"), PNC Bank, National Association, as documentation agent (in such capacity, the "DOCUMENTATION AGENT"), Wells Fargo Bank, National Association, as Managing Agent (in such capacity, the "MANAGING AGENT") and JP Morgan, a division of Chase Securities Inc., as Lead Arranger and Sole Book Runner.

      WHEREAS, pursuant to the Amended and Restated Credit Agreement dated as of October 15, 1998 (the "EXISTING CREDIT AGREEMENT"), W. P. Carey & Co. LLC (then known as Carey Diversified LLC) obtained commitments for up to $185,000,000 in revolving loans and letters of credit;

      WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement so as to, among other things, (a) amend various provisions of the Existing Credit Agreement, (b) revise in certain respects the composition of the lender group and (c) provide the Borrowers with the one time right to request the increase of the commitment for up to $225,000,000 in revolving loans and letters of credit; and

      WHEREAS, the parties hereto intend that this Agreement and the documents executed in connection herewith not effect a novation of the obligations of the Company or any other obligor under the Existing Credit Agreement, but merely a restatement and, where applicable, an amendment of the terms governing such obligations;

      NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Existing Credit Agreement is restated in its entirety, and the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

      "ABR," when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

      "ADJUSTED EBITDA" means, for any Person, for any period, (i) EBITDA for such Person, for such period, as adjusted to eliminate free rent and the straight-lining of rents, less (ii) the Capital Expenditure Reserve Amount for such Person's Projects for each month in such period.

      "ADJUSTED NOI" means, for any period, the sum, without duplication, of (i) NOI for such period from Projects owned by the Company or its Subsidiaries, less the Capital Expenditure Reserve Amounts for such Projects for each month in such period (with appropriate adjustments for minority interests) and (ii) the portion of NOI for such period of Joint Venture Holdings allocable to the Company or its Subsidiaries in accordance with GAAP, less the Capital Expenditure Reserve Amounts for such Joint Venture Holdings for each month in such period.

      "ADJUSTED UNENCUMBERED NOI" means, for any period, Adjusted NOI derived from Unencumbered Eligible Projects for such period, which Adjusted NOI is not subject to any Lien.

      "ADJUSTED LIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

      "ADMINISTRATIVE AGENT" means The Chase Manhattan Bank, in its capacity as administrative agent for the Lenders hereunder.

      "ADMINISTRATIVE QUESTIONNAIRE" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

      "AFFILIATE" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

      "ALTERNATE BASE RATE" means, for any day, a rate per annum equal to the greater of the Prime Rate in effect on such day and the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

      "APPLICABLE PERCENTAGE" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

      "APPLICABLE RATE" means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, as the case may be:

            (i) in the event that Moody's or S&P shall have in effect either a corporate credit rating for the Company or a rating for the Index Debt, the applicable rate per annum set forth below under the caption "ABR Spread" or "Eurodollar Spread", as the case may be, based upon the ratings by Moody's and S&P, respectively, applicable on such date to the Company or the Index Debt:

              Index Debt Ratings                      ABR     Eurodollar
              ------------------                      ---
                (S&P/Moody's):                       Spread     Spread
                --------------                       ------     ------
            Category 1
            A-/A3 or better                           0.0%       0.60%

            Category 2
            BBB+/Baa1                                 0.0%       0.75%

            Category 3
            BBB/Baa2                                  0.0%      0.875%

            Category 4
            BBB-/Baa3                                 0.0%       1.00%

            Category 5
            Lower than BBB-/Baa3                     0.50%       1.35%

      For purposes of the foregoing, (A) if the ratings established or deemed to have been established by Moody's and S&P for the Company or the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings, and (B) if the ratings established or deemed to have been established by Moody's and S&P for the Company or the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate in accordance with this clause (i) shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating companies or corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation; or

            (ii) in the event that neither Moody's nor S&P shall have in effect a rating for the Company or the Index Debt, (a) the applicable rate per annum set forth below under the caption "ABR Spread" or "Eurodollar Spread", as the case may be, based upon the range into which the Leverage Ratio then falls in accordance with the following table:

            Leverage Ratio                     Eurodollar Spread  ABR Spread
            --------------                     -----------------  ----------
      less than 30%                                  1.15%            0.0%

      30%-less than 45%                              1.30%            0.0%

      45%-55% (or higher)                            1.45%          0.125%

      Any change in the Applicable Rate determined in accordance with this clause (ii) shall be effective as of the financial reporting dates set forth in Section 5.1 or as of the date of any borrowing on which the Leverage Ratio changes.

      "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of EXHIBIT A or any other form approved by the Administrative Agent.

      "AVAILABILITY PERIOD" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

      "BOARD" means the Board of Governors of the Federal Reserve System of the United States of America.

      "BORROWER" means each of (i) the Company, (ii) Corporate Property Associates, Corporate Property Associates 4, a California limited partnership, Corporate Property Associates 6- a California limited partnership, each a California limited partnership, (iii) Corporate Property Associates 9, L.P., a Delaware limited partnership, and CD Up LP, each of which is a Delaware limited partnership, (iv) Carey Asset Management Corp., a Delaware corporation, (v) Call LLC and Carey Technology Properties II LLC, each a Delaware limited liability company, and (vi) any entity which becomes a Borrower under this Agreement pursuant to Section 5.10 (individually each a "BORROWER" and collectively, the "BORROWERS").

      "BORROWING" means (i) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect (a "REVOLVING BORROWING") or (ii) a Competitive Loan or group of Competitive Loans made on the same date and as to which a single Interest Period is in effect (a "COMPETITIVE BORROWING").

      "BORROWING BASE" means, as of any date, the lesser of (i) $185,000,000, subject to increase to $225,000,000 pursuant to Section 2.20, and (ii) an amount equal to the sum of (A) the Lease Value and (B) the Management Value, less (C)
1.33 multiplied by the amount of Total Unsecured Outstanding Indebtedness (excluding for such purpose only Indebtedness outstanding in respect of Loans) of the Consolidated Businesses.

      "BORROWING BASE CERTIFICATE" means a certificate of the President, a Vice President or a Financial Officer of the Company, substantially in the form of EXHIBIT B.

      "BORROWING REQUEST" means a request by the Company or the Company on behalf of any of the Borrowers for a Revolving Borrowing in accordance with
Section 2.3, substantially in the form of EXHIBIT C.

      "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

      "CAPITAL EXPENDITURE RESERVE AMOUNTS" means, for any month for any Property owned, directly or indirectly, by any of the Consolidated Businesses or any Joint Venture to which the Consolidated Businesses or any Joint Venture has a Joint Venture Holding during such month, an amount equal to one-twelfth (1/12th) of the gross revenues attributable to such Property (exclusive of management fees) for the twelve month period ended on the last day of the preceding month, multiplied by 2.5%, after adjustments for Joint Ventures.

      "CAPITAL LEASE OBLIGATIONS" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

      "CAPITAL LEASE" means any lease by a Person of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, the obligations under which are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

      "CASH AND CASH EQUIVALENTS" means unrestricted (i) cash, (ii) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; and (iii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody's provided that the maturities of such Cash and Cash Equivalents shall not exceed one year.

      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.ss.ss.9601 et seq., any amendments thereto, any successor statutes and any regulations or guidance promulgated thereunder.

      "CHANGE IN CONTROL" means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) (other than the Company, any of its Subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Company or any of its Subsidiaries and other than any wholly owned direct or indirect subsidiary of the Company), of shares representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (A) nominated by the board of directors of the Company nor (B) appointed by directors so nominated; or (iii) the acquisition of direct or indirect Control of the Company by any Person or group (other than any wholly owned direct or indirect subsidiary of the Company).

      "CHANGE IN LAW" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or to the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

      "CLASS", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Competitive Loans.

      "CLOSING DATE" means March 23, 2001.

      "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

      "COMBINED EQUITY VALUE" means Total Value less Total Outstanding Indebtedness.

      "COMMITMENT" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) increased pursuant to Section 2.20 or (b) reduced from time to time pursuant to Section 2.9 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount of each Lender's Commitment is set forth on SCHEDULE 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $185,000,000.

      "COMPANY" means W. P. Carey & Co. LLC, a Delaware limited liability company (f/k/a Carey Diversified LLC).

      "COMPANY INTERESTS" means a limited liability company interest in the Company.

      "COMPETITIVE BID" means an offer by a Lender to make a Competitive Loan in accordance with Section 2.4.

      "COMPETITIVE BID RATE" means, with respect to any Competitive Bid, the Margin offered by the Lender making such Competitive Bid.

      "COMPETITIVE BID REQUEST" means a request by the Company or the Company on behalf of any of the Borrowers for Competitive Bids in accordance with Section 2.4.

      "COMPETITIVE LOAN" means a Loan made pursuant to Section 2.4.

      "CONSOLIDATED BUSINESSES" means the Company and its Subsidiaries, on a consolidated basis (without taking into account any non-wholly owned Person or entity).

      "CONTINGENT OBLIGATION" as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person's balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person's financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (i) in the case of an interest or interest and principal guaranty, the stated dated maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the applicable Borrower required to be delivered pursuant hereto. Notwithstanding anything contained herein to the contrary, guarantees of completion and of Nonrecourse Carveouts shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion or of Nonrecourse Carveouts shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the applicable Person), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that (X) such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person's guaranteed obligations or
(Y) such other Person holds an Investment Grade Credit Rating from either Moody's or S&P, and (ii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, "Contingent Obligations" shall not be deemed to include guarantees of loan commitments or of construction loans to the extent the same have not been drawn.

      "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "controlled" have meanings correlative thereto.

      "CREDIT EVENT" has the meaning set forth in Section 4.2.

      "DEFAULT" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

      "DESIGNATED BANK" means a special purpose corporation that (i) shall have become a party to this Agreement pursuant to Section 9.4(h), and (ii) is not otherwise a Lender.

      "DESIGNATED BANK NOTES" means promissory notes of the Borrowers, substantially in the form of EXHIBIT D-2 hereto, evidencing the obligation of the Borrowers to repay Competitive Loans made by Designated Banks, as the same may be amended, supplemented, modified or restated from time to time, and "Designated Bank Note" means any one of such promissory notes issued under Section 9.4(h).

      "DESIGNATING LENDER" shall have the meaning set forth in Section 9.4(h).

      "DESIGNATION AGREEMENT" means a designation agreement in substantially the form of EXHIBIT J attached hereto, entered into by a Lender and a Designated Bank and accepted by the Administrative Agent.

      "DISCLOSED MATTERS" means the actions, suits and proceedings and the environmental matters disclosed in SCHEDULE 3.6.

      "DOLLARS" or "$" refers to lawful money of the United States of America.

      "EBITDA" means, for any Person for any period, the Net Income (Loss) of such Person for such period taken as a single accounting period, plus (a) the sum of the following amounts of such Person and its subsidiaries for such period determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss): (i) depreciation expense, (ii) amortization expense and other non-cash charges, (iii) interest expense, (iv) income tax expense, (v) extraordinary losses (and other losses on asset sales not otherwise included in extraordinary losses determined on a consolidated basis in conformity with GAAP), and (vi) minority interests in Unconsolidated Entities, less (b) the sum of the following amounts of such Person and its subsidiaries determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss):
(i) extraordinary gains (and in the case of the Company and its consolidated subsidiaries, other gains on asset sales not otherwise included in extraordinary gains determined on a consolidated basis in conformity with GAAP) and (ii) the applicable share of Net Income (Loss) of such Person's Unconsolidated Entities; plus (c) the portion allocable to such Person of EBITDA of such Person's Unconsolidated Entities.

      "EFFECTIVE DATE" means the date on which the conditions specified in
Section 4.1 are satisfied (or waived in accordance with Section 9.2).

      "ELIGIBLE LEASE" means any Lease that (A) is a Triple Net Lease or (B) is a Lease (other than a Lease specified in clause (A) above), in each case (i) under which no payment default has occurred and is continuing; (ii) under which no material default (other than a payment default) has occurred and is continuing; and (iii) under which the tenant is not subject to any bankruptcy, insolvency, reorganization or other similar proceedings.

      "ELIGIBLE JOINT VENTURE HOLDING" means Joint Venture Holdings in Joint Ventures in which (i) the Company and the Subsidiaries have an ownership interest of fifty percent (50%) or greater, (ii) the Company and the Subsidiaries control the management of such Joint Venture, whether as the general partner or manager of such Joint Venture, or otherwise, (iii) the Company and the Subsidiaries, as general partner, manager or otherwise, have the ability, in its or their sole discretion, to grant Liens on the assets of such Joint Venture, and (iv) there are no restrictions on the ability of such Joint Venture to declare distributions or dividends, as the case may be. As used in this definition only, the term "control" shall mean the authority to make major management decisions in its sole discretion and the management of day-to-day operations of such entity.

      "ELIGIBLE PROJECT" means a Project (i) which is free of all title defects and material structural defects, as verified by an Officer's Certificate of the Company in form and substance satisfactory to the Administrative Agent, and (ii) which is free of Hazardous Materials except as would not materially affect the value of such Project, as verified by an Officer's Certificate of the Company in form and substance satisfactory to the Administrative Agent.

      "ENCUMBERED ELIGIBLE PROJECT" means an Eligible Project (a) (i) with respect to which either (A) the Company and/or one or more of the Subsidiaries collectively have an ownership interest of one hundred percent (100%), or (B)(1) the Company and/or one or more of the Subsidiaries collectively have an ownership interest (whether directly or through an interest in a Joint Venture) of more than fifty percent (50%), and (2) the Company and/or one or more of the Subsidiaries control the management of such Project and (b) all or a portion of which is encumbered by a Lien. As used in this definition only, the term "control" shall mean the authority, with sole discretion, to make major management decisions with respect to the Project, including with respect to sale, refinancing, capital improvements, leasing and the grant of Liens on such Project and to manage the day-to-day operations of such Project.

      "ENCUMBERED LEASE VALUE" means, as of any date, the sum of the net present value of the projected contractual income, net of the projected expenses to be incurred by the landlord, from all Eligible Leases of Encumbered Eligible Projects (with appropriate adjustments with respect to minority interests in Joint Ventures and the Subsidiaries through which such Projects are held to reflect the actual percentage interest of income entitled to be received where the collective ownership interests are less than 100%), discounted at an annual rate of 10.5%. In determining Encumbered Lease Value, income from lease extensions under any Lease will be included only if the extension right with respect to such Lease has been unconditionally and irrevocably exercised by the tenant (or the tenant has lost its rights to terminate the lease prior to the automatic extension thereof). Encumbered Lease Value shall not include any amount in respect of an Encumbered Eligible Project unless the Indebtedness in respect of such Encumbered Eligible Project is less than or equal to 35% of the Encumbered Lease Value for such Encumbered Eligible Project. In determining the amount of projected contractual income, net of projected expenses to be incurred by a landlord from any Eligible Lease, all amounts attributable to adjustments in rental obligations of a tenant that are contingent (for example, rental increases based upon a specified occupancy rate) or otherwise indeterminate (for example, rental increases based upon index adjustments), shall be excluded.

      "ENVIRONMENTAL LAWS" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

      "ENVIRONMENTAL LIABILITY" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

      "ERISA EVENT" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

      "EURODOLLAR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the Adjusted LIBO Rate).

      "EVENT OF DEFAULT" has the meaning set forth in Article VII.

      "EXCLUDED TAXES" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by such Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 2.17(a).

      "FACILITY FEE RATE" means the applicable rate per annum set forth below under the caption "Facility Fee Rate" based upon the ratings by

Moody's and S&P, respectively, applicable on such date to the Company or the "Index Debt":

            Index Debt Ratings                                   Facility Fee
            ------------------                                   ------------
              (S&P/Moody's):                                         Rate
              --------------                                         ----
      Category 1
      A-/A3 or better                                                0.15%

      Category 2
      BBB+ / Baa1                                                    0.15%

      Category 3
      BBB / Baa2                                                    0.175%

      Category 4
      BBB- / Baa3                                                    0.20%

      Category 5
      Lower than BBB- / Baa3                                         0.25%

For purposes of the foregoing, (A) if the ratings established or deemed to have been established by Moody's and S&P for the Company or the Index Debt shall fall within different Categories, the Facility Fee Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Facility Fee Rate shall be determined by reference to the Category next below that of the higher of the two ratings, and
(B) if the ratings established or deemed to have been established by Moody `s and S&P for the Company or the Index Debt shall be changed (other than as a result of a change in the rating system of Moody `s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Facility Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating companies or corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Facility Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

      "FAIR MARKET VALUE" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by an officer of the Company acting in good faith and shall be evidenced by an Officer's Certificate, except in the case of the determination of Fair Market Value of Permitted REIT Investments which are "restricted securities" as defined in the definition of REIT Investment Value having a Fair Market Value in excess of $5,000,000, in which case the determination of such Fair Market Value shall be, at the election of the Company, by (i) the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors, or (ii) an appraisal of an independent third-party appraiser which shall be a Person regularly engaged in the valuation of securities of the same type as such Permitted REIT Investment. The Fair Market Value of any readily marketable securities shall be the number of such securities multiplied by the average Market Price per share or per unit of such securities during the five consecutive trading days immediately preceding the date of determination. The "Market Price" of any security on any trading day shall mean, with respect to any security which is listed on a national securities exchange, the last sale price regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the New York Stock Exchange, or, if such security is not listed or admitted to trading on such exchange, on the principal national securities exchange on which such security is listed or admitted to trading, or, if such security is not listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, the last sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the National Association of Securities Dealers Automated Quotation/National Market System, or if such security is not so designated as a national market systems security, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers or similar organization if the National Association of Securities Dealers is no longer reporting such information. With respect to operating partnership units of any REIT, such operating partnership units shall in no event have a value greater than the value of the number of shares of the REIT into which such operating partnership units are then convertible.

      "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

      "FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

      "FINANCIAL STATEMENTS" means financial statements presenting the consolidated and consolidating financial position of the Company and its Subsidiaries as at the date indicated and the results of their operations and cash flow for the period indicated in accordance with GAAP, subject to normal adjustments.

      "FIXED CHARGES" means, with respect to any period, the sum of (a) Total Interest Expense for such period and (b) the aggregate of all scheduled principal payments on Total Outstanding Indebtedness according to GAAP made or required to be made during such period by the Company and its Subsidiaries (with appropriate adjustments for minority interests) or allocable to the Company and its Subsidiaries on account of Joint Venture Holdings (but excluding balloon payments of principal due upon the stated maturity of any Indebtedness), and (c) the aggregate of all dividends payable on the Company's or any of its consolidated Subsidiaries' preferred equity interests (if any).

      "FOREIGN LENDER" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

      "GAAP" means generally accepted accounting principles in the United States of America.

      "GOVERNMENTAL AUTHORITY" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

      "GUARANTEE" of or by any Person (the "GUARANTOR") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

      "HAZARDOUS MATERIALS" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

      "HEDGING AGREEMENT" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

      "IMPROVEMENTS" means all buildings, fixtures, structures, parking areas, landscaping and other improvements whether existing now or hereafter constructed, together with all machinery and mechanical, electrical, HVAC and plumbing systems presently located thereon and used to the operation thereof, excluding (a) any such items owned by utility service providers, (b) any such items owned by tenants or other third parties unaffiliated with the Company and
(c) any items of personal property.

      "INDEBTEDNESS" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current Taxes, water and sewer charges and assessments and current trade liabilities incurred in the ordinary course of business in accordance with customary terms), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than current trade liabilities incurred in the ordinary course of business in accordance with customary terms), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others and other Contingent Obligations, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (k) all obligations of such Person to purchase or redeem any shares of equity securities issued by such Person, (l) all obligations of such Person in respect of any forward contract, futures contract, swap or other agreement, the value of which is dependent upon interest rates or currency exchange rates, and (m) all obligations of such Person in respect of any so-called "synthetic lease" (i.e., a lease of property which is treated as an operating lease under GAAP and as a loan for U.S. income tax purposes). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

      "INDEMNIFIED TAXES" means Taxes other than Excluded Taxes.

      "INDEX DEBT" means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

      "INTEREST ELECTION REQUEST" means a request by the Company to convert or continue a Revolving Borrowing in accordance with Section 2.8.

      "INTEREST PAYMENT DATE" means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last Business Day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

      "INTEREST PERIOD" means with respect to any Eurodollar Borrowing the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Company may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) the Interest Period for Eurodollar Revolving Borrowings may be shorter than one (1) month in order to consolidate two (2) or more Eurodollar Revolving Borrowings and (iv) the Interest Period for all Eurodollar Revolving Borrowings shall be one (1) month until the earlier of ninety (90) days after the Closing Date or the date on which the Lead Arranger completes the syndication of the total Commitments, as evidenced by written notice from the Lead Arranger to the Company as to such completion). For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

      "INVESTMENT GRADE CREDIT RATING" means a rating of BBB- or higher by S&P) or Baa3 or higher by Moody's.

      "ISSUING BANK" means The Chase Manhattan Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.6(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

      "JOINT VENTURE" means a partnership, limited liability company, joint venture (including a tenancy-in-common ownership pursuant to a written agreement providing for substantially the same rights and obligations relating to such property that would be in a joint venture agreement), or corporation.

      "JOINT VENTURE HOLDING" means an interest in a Joint Venture held or owned by the Company (or one of its Subsidiaries) which is not wholly owned by the Company (or one of its Subsidiaries).

      "LC DISBURSEMENT" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

      "LC EXPOSURE" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

      "LEASE" means a lease, license, concession agreement or other agreement providing for the use or occupancy of any portion of any Project, including all amendments, supplements, modifications and assignments thereof and all side letters or side agreements relating thereto.

      "LEASE VALUE" means, as of any date, the sum of (i) 75% of Unencumbered Lease Value; (ii) the excess, if any, of (A) 75% of Encumbered Lease Value over
(B) the amount of all Indebtedness in respect of Properties for which the corresponding Eligible Lease was included in the calculation of Encumbered Lease Value; and (iii) 50% of Residual Proceeds.

      Solely for purposes of calculating Lease Value, not more than 15% of Lease Value may consist of the sum of (x) amounts calculated pursuant to clause (ii) above; (y) the sum of (1) Encumbered Lease Value attributable to Projects that are not 100% owned by the Consolidated Businesses (but only to the extent that the value of such Project is included in clause (ii) above) and (2) Unencumbered Lease Value attributable to Projects that are not 100% owned by the Consolidated Businesses (but only to the extent that the value of such Project is included in clause (i) above) and (z) the amount derived under clause (iii) above.

      Solely for purposes of calculating Lease Value, not more than 10% of Lease Value may consist of Lease Value attributable to Eligible Leases other than Triple Net Leases.

      "LENDER AFFILIATE" means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

      "LENDERS" means (a) the Persons listed on SCHEDULE 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance and (b) the Designated Banks; provided, however, that the term "Lender" shall exclude each Designated Bank when used in reference to a Revolving Loan, the Commitments or terms relating to the Revolving Loans and the Commitments and shall further exclude each Designated Bank for all other purposes hereunder except that any Designated Bank which funds a Competitive Loan shall, subject to Section 9.4(h), have the rights (including, without limitation, the rights given to a Lender contained in Article IX) and obligations of a Lender associated with holding such Competitive Loan.

      "LETTER OF CREDIT" means any letter of credit issued pursuant to this Agreement.

      "LEVERAGED ASSETS" means Eligible Projects designated by the Company in an Officer's Certificate delivered to the Administrative Agent (i) each of which is subject only to Non-Recourse Indebtedness; (ii) each of which is subject to an Eligible Lease; and (iii) the tenants of which have a weighted average Moody's or S&P long-term unsecured indebtedness rating of not less than Baa1 or BBB+, respectively. Eligible Projects designated by the Company as Leveraged Assets shall remain Leveraged Assets for the term of this Agreement.

      "LEVERAGE RATIO" as of any date means the ratio, expressed as a percentage, of the Total Outstanding Indebtedness as of such date to the Total Value as of such date.

      "LIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the entity which is the

Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

      "LIEN" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (excluding, in the case of assets consisting of Real Property owned by the Company, its Subsidiaries or a Joint Venture, the lien of a mortgage or deed of trust on the Real Property interest not owned by the Company, its Subsidiaries or the Joint Venture; provided, that the ownership or estate interest of the Company in such Real Property is not subordinate to such a lien and the Company's interest would not be adversely affected by such lien either through foreclosure thereof or otherwise (e.g., a mortgage on the leasehold interest of a Project owned in fee by a Subsidiary does not constitute a Lien)), (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

      "LISTED SHARES" means a limited liability interest in the Company representing a share of all the income, loss and capital of the Company.

      "LOANS" means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

      "LOAN DOCUMENTS" means this Agreement, the Notes and all other instruments, agreements and written obligations between the Borrowers and any of the Lenders pursuant to or in connection with the transactions contemplated hereby.

      "MANAGEMENT CONTRACT" means a management contract or advisory agreement under which the Company or one of its Subsidiaries provides management and advisory services to a third party, consisting of management of properties or provision of advisory services on property acquisition and dispositions, equity and debt placements and related transactional matters.

      "MANAGEMENT VALUE" means, as of any date, the product of 125% of the lesser of (a) EBITDA of the Company and its Subsidiaries generated from Management Contracts during the immediately preceding four fiscal quarters or
(b) the product of 2 times EBITDA of the Company and its Subsidiaries generated from Management Contracts during the immediately preceding two fiscal quarters.

      "MARGIN" means, with respect to any Competitive Loan, the marginal rate of interest, if any, to be added to or subtracted from the Adjusted LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

      "MARGIN STOCK" means "margin stock" or "margin securities" as such terms are defined in Regulation U and Regulation X of the Federal Reserve Board as in effect from time to time.

      "MARKETABLE SECURITIES" means short-term marketable securities, issued by any entity (other than an Affiliate of the Company) organized and existing under the laws of the United States of America, with a long-term unsecured indebtedness rating, at the time as of which any investment therein is made, with Moody's or S&P of Baa2/BBB or better, respectively.

      "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole, (b) the ability of the Company to perform any of its material obligations under the Loan Documents or
(c) the rights of or benefits available to the Lenders under the Loan Documents

      "MATERIAL INDEBTEDNESS" means Indebtedness (other than the Loans, Letters of Credit and Nonrecourse Indebtedness), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

      "MATURITY DATE" means March 23, 2004.

      "MOODY'S" means Moody's Investors Service, Inc.

      "MORTGAGE ASSET" means Indebtedness owed to the Company or a Subsidiary of the Company and secured by a mortgage or deed of trust on a fee interest or a leasehold interest in Real Property and all collateral security related thereto.

      "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

      "NET CASH PROCEEDS" means all cash when and as received by the seller or owner in connection with the sale or refinancing of any asset, less reasonable costs and expenses of the seller or owner, repayment of secured indebtedness with respect to the applicable asset and real estate transfer taxes payable by the seller or owner in connection with any asset sale.

      "NET INCOME (LOSS)" means, for any Person for any period, the aggregate of net income (or loss) of such Person and its subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.

      "NET OFFERING PROCEEDS" means all cash or other assets received by the Company as a result of the sale of common shares, preferred shares, partnership interests, limited liability company interests, convertible securities or other ownership or equity interests in the Company, less customary costs and discounts of issuance paid by the Company.

      "NOI" means, with respect to any Project or Joint Venture Holding for any period, net operating income for such Project or Joint Venture Holding for such period determined in accordance with GAAP, excluding interest, depreciation, amortization and income taxes and adjusted, (i) to exclude accrued rent with respect to tenants that are more than 90 days in arrears in the payment of rent, and (ii) to exclude free rent and omit the straight line treatment of rent, so as to account for rent on a cash basis.

      "NONRECOURSE CARVEOUTS" means the personal liability of an obligor under Indebtedness for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental liability, bankruptcy filing or any other circumstances customarily excluded from non-recourse provisions and non-recourse financing of real estate.

      "NONRECOURSE INDEBTEDNESS" of any Person means all Indebtedness of such Person with respect to which recourse for payment is limited to specific assets encumbered by a Lien securing such Indebtedness; provided, however, that personal recourse of a holder of Indebtedness against any obligor with respect thereto for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental liabilities, and other circumstances customarily excluded from nonrecourse provisions in nonrecourse financing of real estate shall not, by itself, prevent any Indebtedness from being characterized as Nonrecourse Indebtedness; provided, further, that if in connection therewith a personal recourse claim is established by judgment decree or award by any court of competent jurisdiction or arbitrator of competent jurisdiction and execution or enforcement thereof shall not be effectively stayed for 30 consecutive days and such Indebtedness shall not be paid or otherwise satisfied within such

30-day period, then such Indebtedness in an amount equal to the personal recourse claim established by judgment or award shall not constitute Nonrecourse Indebtedness for purposes of this Agreement.

      "NOTE" means (a) a promissory note in the form attached hereto as EXHIBIT D-1 payable to a Lender, evidencing certain of the Obligations of the Borrowers to such Lender and executed by the Borrowers as set forth in Section 2.10, as the same may be amended, supplemented, modified or restated from time to time or
(b) a Designated Bank Note, as the context may require. "Notes" means, collectively, all of such Notes outstanding at any given time.

      "OBLIGATIONS" means, collectively, the obligations of the Borrowers in respect of principal, interest, fees, indemnities, and all other amounts under or in connection with this Agreement or any of the other Loan Documents, including reimbursement obligations in respect of Letters of Credit, in each case whether such obligation arose before or after the commencement of any bankruptcy, insolvency, receivership or other similar proceeding and whether or not the obligation is undersecured or oversecured or deemed allowable, provable or accruing against any Borrower in any such proceeding, including interest calculated from the commencement of any such proceeding at the rate provided in
Section 2.13(c).

      "OFFICER'S CERTIFICATE" means a certificate signed by the President, any Vice President or any Financial Officer of any Person, or such other officer as may be specified herein, and delivered to the Administrative Agent hereunder.

      "OPERATING LEASE" means, as applied to any Person, any Lease which is not a Capital Lease.

      "OTHER TAXES" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

      "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

      "PERMITTED ENCUMBRANCES" means:

            (a) liens imposed by law for taxes, assessments, governmental charges or levies that are not yet due or are being contested in compliance with Section 5.4;

            (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.4,

            (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations or to secure the performance of bids, purchases, contracts (other than for the payment of borrowed money) and surety, appeal and performance bonds;

            (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

            (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and

            (f) statutory and common law landlord liens;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

      "PERMITTED INVESTMENTS" means:

            (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

            (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of not less than A-2 or P-2 from S&P or from Moody's, respectively;

            (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

            (d) shares of so called "money market funds" registered with the SEC under the Investment Company Act of 1940, as amended, which maintain a level per share value, invest principally in marketable direct or guaranteed obligations of the United States of America and agencies and instrumentalities thereof and investments in commercial paper having, at such date, a rating of not less than A-1 or P-1 from S&P or from Moody's, respectively, and have total assets in excess of $50,000,000 provided that any such shares are moved to a qualifying money market fund within thirty
      (30) days after any Borrower, or any Subsidiary has knowledge that any money market fund no longer has total assets in excess of that amount; and

            (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

      "PERMITTED REIT INVESTMENTS" means investments by the Company or any Subsidiary in publicly traded warrants, publicly traded equity securities and operating partnership units of publicly traded REITS. For purposes hereof, "publicly traded" shall mean that such investments are traded on a nationally-recognized market with widely distributed standard price quotations.

      "PERSON" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

      "PLAN" means any employee pension benefit plan (other than a Multiemployer
Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

      "PRIME RATE" means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the

Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

      "PROJECT" means any office, industrial/manufacturing facility, educational facility, retail facility, distribution/warehouse facility, assembly or production facility, hotel, day care center, storage facility, health care/hospital facility, restaurant, radio or TV station, broadcasting/communication facility (including any transmission facility), any combination of any of the foregoing, or any land to be developed into any one or more of the foregoing pursuant to a written agreement with respect to such land for a transaction involving a Lease, owned, directly or indirectly, by any of the Consolidated Businesses.

      "PROPERTY" means any Real Property or personal property, plant, building, facility, structure, equipment, general intangible, receivable, or other asset owned or leased by any Consolidated Business or any Joint Venture in which the Company, directly or indirectly, has a Joint Venture Holding.

      "REAL PROPERTY" means any present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land, (ii) any Improvements of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the "PREMISES"),
(iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in, on or benefiting the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.

      "REGISTER" has the meaning set forth in Section 9.4.

      "REIT" means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the Code.

      "REIT INVESTMENT VALUE" means, as of any date, the sum of (i) 80% of the Fair Market Value as of the date of determination of Permitted REIT Investments consisting of warrants, REIT shares and operating partnership units that are unrestricted securities, plus (ii) 65% of the Fair Market Value as of the date of determination of Permitted REIT Investments consisting of warrants, REIT shares and operating partnership units that are restricted securities; provided, that the Fair Market Value of Permitted REIT Investments in excess of 15% of the outstanding equity securities of any REIT and its related operating Partnership shall be excluded in determining REIT Investment Value. For purposes of this definition and the definition of Fair Market Value, the term "restricted securities" shall mean securities which constitute "restricted securities" or are held by an "affiliate" of the issuer of such securities, in each case in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended, or are otherwise subject to any agreement, arrangement or other understanding in any way limiting or affecting the right of the holder of such securities to dispose of such securities. For purposes of this definition, the term "unrestricted securities" shall mean securities which are not "restricted securities."

      "RELATED PARTIES" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

      "REQUIRED LENDERS" means, at any time, Lenders having Revolving Credit Exposures and Unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and Unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to
Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders; and provided further, that, in the event any of the Lenders shall have failed to fund its Applicable Percentage of any Borrowing requested by the Borrowers which such Lender is obligated to fund under the terms of this Agreement and any such failure has not been cured as provided in Section 2.7, then for so long as such failure continues, "Required Lenders" means Lenders (excluding all Lenders whose failure to fund their respective Applicable Percentages of such Borrowings have not been so cured) having Revolving Credit Exposures and Unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and Unused Commitments of such Lenders at such time.

      "RESIDUAL PROCEEDS" means, as of any date, the sum of the projected Net Cash Proceeds of the Company and the Subsidiaries (with appropriate adjustments to account for minority interests in respect of (i) a Project, (ii) the Subsidiary through which such Project is held and (iii) any Joint Venture Holding) to be derived from (x) the exercise of a purchase option by a tenant under a Lease which option has been irrevocably and unconditionally exercised, the purchase price has been determined (by appraisal or otherwise), the tenant has no right to elect not to close and the closing of which is required to occur within twelve months of the date of determination or (y) an agreement of sale entered into with a tenant where the purchase price has been determined, the tenant has no right to terminate the agreement, there are no conditions to closing thereunder other than delivery of title and the closing will occur within twelve months of the date of determination; provided that Net Cash Proceeds from the exercise of any purchase option shall be included in the determination of Residual Proceeds only if the actual price of such option has been determined and the creditworthiness of the tenant exercising such purchase option shall be satisfactory to the Administrative Agent in its sole discretion; provided further, that any tenant shall be deemed creditworthy by the Administrative Agent for purposes of this definition if such tenant has been a tenant under a Lease of the Property subject to such option or agreement of sale for at least 3 years, has been timely in its payment of rent and fulfillment of all other obligations under such Lease for the 12 month period immediately preceding the date of determination and is not the subject of any pending bankruptcy, insolvency or other similar proceeding.

      "RESTRICTED PAYMENT" is defined in Section 6.1.

      "REVOLVING CREDIT EXPOSURE" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure at such time.

      "REVOLVING LOAN" means a Loan made pursuant to Sections 2.2 and 2.3.

      "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc..

      "SECURED INDEBTEDNESS" means any Indebtedness secured by a Lien (excluding Indebtedness hereunder).

      "SOLVENT", when used with respect to any Person, means that at the time of determination:

            (i) the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); and

            (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

            (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

            (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

      "STATUTORY RESERVE RATE" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

      "SUBSIDIARY" means, with respect to any Person (the "PARENT") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity
(a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

      "SUBSIDIARY" means any direct or indirect subsidiary of the Company.

      "SUBSIDIARY PARTNERSHIPS" means each of Corporate Property Associates, Corporate Property Associates 4, a California limited partnership,

Corporate Property Associates 6-a California limited partnership, and Corporate Property Associates 9, L.P., and the other Borrowers that are Subsidiaries and any of them a "SUBSIDIARY PARTNERSHIP".

      "TAXES" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

      "TENANT ALLOWANCE" means a cash allowance paid to a tenant by the landlord pursuant to a Lease.

      "TI WORK" means any construction or other "build-out" of tenant leasehold improvements to the space demised to such tenant under Leases (excluding such tenant's furniture, fixtures and equipment) performed pursuant to the terms of such Leases, whether or not such tenant improvement work is performed by or on behalf of the landlord or as part of a Tenant Allowance.

      "TOTAL ADJUSTED EBITDA" means, for any period, the aggregate sum of the Adjusted EBITDA for the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

      "TOTAL INTEREST EXPENSE" means, for any period, the sum, without duplication, of (i) interest expense of the Company and its Subsidiaries paid during such period (with appropriate adjustments for minority interests) and
(ii) interest expense of the Company and its Subsidiaries accrued and/or capitalized for such period (with appropriate adjustments for minority interests) and (iii) the portion of the interest expense of Joint Ventures allocable to the Company in accordance with GAAP on account of ownership of Joint Venture Holdings and paid during such period and (iv) the portion of the interest expense of Joint Ventures allocable to the Company in accordance with GAAP on account of ownership of Joint Venture Holdings and accrued and capitalized for such period, in each case including participating interest expense but excluding extraordinary interest expense, and net of amortization of deferred costs associated with new financings or refinancings of existing Indebtedness.

      "TOTAL OUTSTANDING INDEBTEDNESS" means, as of any date, the sum, without duplication, of (i) the amount of Indebtedness of the Company and its Subsidiaries set forth on the then most recent quarterly financial statements of the Company, prepared in accordance with GAAP, plus any additional Indebtedness incurred by the Company and its Subsidiaries since the time of such statements (with appropriate adjustments for minority interests) and (ii) the outstanding amount of Joint Venture Indebtedness allocable in accordance with GAAP on account of ownership of Joint Venture Holdings to any of the Company and its Subsidiaries as of the time of determination (with appropriate adjustments for minority interests) and (iii) the Contingent Obligations of the Company and its Subsidiaries and, to the extent allocable to the Company and its Subsidiaries in accordance with GAAP on account of ownership of Joint Venture Holdings, of the Joint Ventures (with appropriate adjustments for minority interests).

      "TOTAL SECURED OUTSTANDING INDEBTEDNESS" means, as of any date, the portion of Total Outstanding Indebtedness that is Secured Indebtedness.

      "TOTAL UNSECURED OUTSTANDING INDEBTEDNESS" means, as of any date, the portion of Total Outstanding Indebtedness that is Unsecured Indebtedness.

      "TOTAL VALUE" means, as of any date, the sum, without duplication, of (i) Valuation NOI as of the first day of the fiscal quarter in which such date occurs divided by .10; (ii) the investment (at cost without depreciation) in Projects owned by the Company and its Subsidiaries for less than four fiscal quarters (with appropriate adjustments for minority interests); (iii) the investment (at cost without depreciation) in Joint Venture Holdings for less than four fiscal quarters allocable to the Company and its Subsidiaries; (iv) unrestricted Cash and Cash Equivalents which would be included on the Consolidated Businesses' consolidated balance sheet as of such date (with appropriate adjustments for minority interests); (v) investments in notes secured by mortgages on the Real Property of any Person, at cost, less an amount equal to accrued amortization payments in respect thereof, which amount under this clause (v) shall be limited to 15% of Total Value; (vi) the REIT Investment Value, which amount under this clause (vi) shall be limited to a maximum of $50,000,000; (vii) the Fair Market Value of all Permitted Investments and Marketable Securities held by the Company and its Subsidiaries; and (viii) the product of 5 times the lesser of (a) EBITDA of the Company and its Subsidiaries generated from Management Contracts during the previous four fiscal quarters or
(b) the product of 2 times EBITDA of the Company and its Subsidiaries generated from Management Contracts during the previous two fiscal quarters, which amount under this clause (viii) shall be limited to 15% of Total Value. Notwithstanding the foregoing, (x) the aggregate investments by the Company and its consolidated Subsidiaries in Properties which are not office or industrial/manufacturing, retail or distribution/warehouse in nature shall not exceed (solely for purposes of this definition) five percent (5%) of Total Value and (y) the aggregate investments by the Company and its consolidated Subsidiaries in Properties which are located outside the United States shall not exceed (solely for purposes of this definition) ten percent (10%) of Total Value.

      "TRANSACTIONS" means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the execution, delivery and performance by the Borrowers or the Subsidiaries (who may be parties to the Loan Documents) of the other Loan Documents, and the transactions contemplated by the Loan Documents.

      "TRIPLE NET LEASE" means a Lease representing all or substantially all of the rentable area of a Property where the tenant is responsible for real estate taxes and assessments, repairs and maintenance, insurance and other expenses relating to such Property, provided, that adequate insurance is maintained for such Property either by the tenant, the Company, a Subsidiary or a Joint Venture. Notwithstanding the foregoing, a Triple Net Lease may be subject to the landlord's express contractual obligations with respect to the payment of taxes, assessments, ground rents, utility charges, exterior maintenance and maintenance of all non-interior areas and any capital expenditures related thereto (such as roof, structure and parking) (the "CONTRACTUAL OBLIGATIONS") so long as the capital expenditures have been adequately accounted for in accordance with GAAP; provided, that the projected average annual Contractual Obligations shall not exceed 10% of the projected average gross annual rent under such Lease. For purposes of this definition, (a) the obligation of a landlord to make capital improvements or repairs as a condition to a tenant's occupancy (e.g., build to suit transactions) shall not be deemed to be an undertaking by such landlord of any tenant maintenance or repair obligations and (b) the improvements to be constructed by such landlord described in the immediately preceding clause (a) shall not be included as a capital expenditure.

      "TYPE", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the Adjusted LIBO Rate.

      "UNCONSOLIDATED ENTITY" means, with respect to any Person, at any date, any other Person in whom such Person holds an investment, which investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person if such statements were prepared as of such date.

      "UNENCUMBERED ELIGIBLE PROJECT" means an Eligible Project (a) which is located in the United States, (b) with respect to which either (i) one or more of the Borrowers collectively have an ownership interest of one hundred percent (100%), or (ii)(A) one or more of the Borrowers collectively have an ownership interest (whether directly or through an interest in a Joint Venture) of more than fifty percent (50%), (B) one or more Affiliates of the Borrowers collectively have all of the remaining ownership interests (whether directly or through an interest in a Joint Venture) not owned by the Borrowers and (C) one or more of the Borrowers collectively control the management of such Project, and (c) which is not subject (nor are any equity interests therein owned by the Borrowers and their Subsidiaries subject) to any Liens or preferred equity interests, except for Permitted Encumbrances and buy-sell rights with respect to Joint Ventures on customary terms and conditions. As used in this definition only, the term "control" shall mean the authority, with sole discretion, to make major management decisions with respect to the applicable Project, including with respect to sale, financing, refinancing, capital improvements, leasing and the grant of Liens on such Project and to manage the day-to-day operations of such Project.

      "UNENCUMBERED LEASE VALUE" means, as of any date, the sum of the net present value of the projected contractual income, net of the projected expenses to be incurred by landlord, from all Eligible Leases of Unencumbered Eligible Projects (with appropriate adjustments with respect to minority interests in Joint Ventures and the Subsidiaries through which such Projects are held to reflect the actual percentage interest of income entitled to be received where the collective ownership interests are less than 100%), discounted at an annual rate of 10.5%. In determining Unencumbered Lease Value, income from lease extensions under any Lease will be included only if the extension right with respect to such Lease has been unconditionally and irrevocably exercised by the tenant (or the tenant has lost its rights to terminate the lease prior to the automatic extension thereof). In determining the amount of projected contractual income, net of projected expenses to be incurred by landlord, from any Eligible Lease, all amounts attributable to adjustments in rental obligations of a tenant that are contingent (for example, rental increases based upon a specified occupancy rate) or otherwise indeterminate (for example, rental increases based upon index adjustments), shall be excluded.

      "UNSECURED INDEBTEDNESS" means any Indebtedness not secured by a Lien, including any Indebtedness hereunder but excluding, to the extent otherwise includable therein, any Indebtedness in respect of Guarantees of Nonrecourse Carveouts.

      "UNSECURED INTEREST EXPENSE" means, for any period, the greater of (i) Total Interest Expense attributable to the Total Unsecured Outstanding Indebtedness for such period or (ii) the interest expense that would have been paid, accrued or capitalized on the Total Unsecured Outstanding Indebtedness for such period, assuming for such period an interest rate of 7%.

      "UNUSED COMMITMENT" means, as of any date, with respect to each Lender, its Commitment less its Revolving Credit Exposure.

      "UNUSED COMMITMENT FEE RATE" means the applicable rate per annum set forth below under the caption "Unused Commitment Fee Rate" for any Unused Commitment amounts based upon the range into which the Leverage Ratio then falls in accordance with the following table:

                                                           Unused Commitment Fee
                                                           ---------------------
Leverage Ratio                                                     Rate
--------------                                                     ----
less than 30%                                                       0.15%
30%-less than 45%                                                  0.175%
45%-55% (or higher)                                                 0.20%

Any change in the Unused Commitment Fee Rate shall be effective as of the financial reporting dates set forth in Section 5.1 or as of the date of any borrowing on which the Leverage Ratio changes.

      "VALUATION NOI" means, with respect to all Projects or Joint Venture Holdings which have been owned by the Company or any Subsidiary for not less than four consecutive quarters, as of the first day of each fiscal quarter, an amount equal to the sum, without duplication, of (i) Adjusted NOI relating to all such Projects for the immediately preceding consecutive four fiscal quarters, and (ii) Adjusted NOI of all such Joint Venture Holdings allocable to the Company in accordance with GAAP for the immediately preceding consecutive four fiscal quarters.

      "WHOLLY-OWNED SUBSIDIARY" means, with respect to any Person, at any date, any subsidiary of such Person of which 100% of the outstanding shares of capital stock or other equity interests having ordinary voting power is at the time, directly or indirectly, owned by such Person.

      "WITHDRAWAL LIABILITY" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

SECTION 1.2. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a

"Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

SECTION 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof' and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.4. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                   ARTICLE II.

                                   THE CREDITS

SECTION 2.1. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in
(a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the lesser of total Commitments or the Borrowing Base at such time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Revolving Loans. No Loans may be borrowed or reborrowed after the end of the Availability Period.

SECTION 2.2. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.4. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

      (b) Subject to Section 2.14, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Revolving Loans as the Company or a Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Competitive Loans. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

      (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e). Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $20,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Revolving Borrowings outstanding.

      (d) Notwithstanding any other provision of this Agreement, the Company and the other Borrowers shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date, or if prohibited by Section 2.8(e).

SECTION 2.3. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Company or the Company on behalf of any of the Borrowers shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request approved by the Administrative Agent substantially in the form set forth in EXHIBIT C and signed by the Company. Each such request shall be accompanied by a pro forma Borrowing Base Certificate evidencing compliance with this Agreement after giving effect to the requested Borrowing and the Officer's Certificate as to pro forma financial covenant compliance required by Section 6.1(k). Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2 and shall constitute a representation that the conditions in Section 4.1 and Section 4.2 have been satisfied on such date and will be satisfied on the date of such Borrowing:

      (i) the aggregate amount of the requested Borrowing;

      (ii) the date of such Borrowing, which shall be a Business Day;

      (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Revolving Borrowing;

      (iv) in the case of a Eurodollar Revolving Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

      (v) the location and number of the Company's or such Borrower's account to which funds are to be disbursed, which shall comply with the requirements of
Section 2.7.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Company and the Borrowers shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Revolving Loan to be made as part of the requested Borrowing.

SECTION 2.4. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Company or the Company on behalf of any of the Borrowers may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that (i) Moody's or S&P has established an Investment Grade Credit Rating which is in effect for the Company or the Index Debt, (ii) upon giving effect to the borrowing of such Competitive Loans, the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time would not exceed the lesser of the total Commitments or the Borrowing Base at such time and (iii) upon giving effect to the borrowing of such Competitive Loans, the sum of the total principal amount of the outstanding Competitive Loans does not exceed 50% of the total Commitments. To request Competitive Bids, the Company or a Borrower shall notify the Administrative Agent of such request by telephone, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing; provided that a Competitive Bid Request shall not be made within 5 Business Days after the date of any previous Competitive Bid Request. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Company. Each such request shall be accompanied by a pro forma Borrowing Base Certificate evidencing compliance with this Agreement after giving effect to the requested Borrowing and the Officer's Certificate as to pro forma financial covenant compliance required by Section 6.1(k). Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.2 and shall constitute a representation that the conditions in
Section 4.1 and Section 4.2 have been satisfied on such date and will be satisfied on the date of such Borrowing:

                  (i) the aggregate amount of the requested Borrowing, which shall be not less than $20,000,000 or, if larger, an integral multiple of $1,000,000;

                  (ii) the date of such Borrowing, which shall be a Business
            Day;

                  (iii) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period"; and

                  (iv) the location and number of the Company's or such
            Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.7.

      Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

      (b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Company or to the Company on behalf of any of the Borrowers in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially in the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Competitive Loans to be funded pursuant to a Competitive Bid may, as provided in Section 9.4(h), be funded by a Lender's Designated Bank. A Lender making a Competitive Bid may, but shall not be required to, specify in its Competitive Bid whether the related Competitive Loans are intended to be funded by such Lender's Designated Bank, as provided in
Section 9.4(h). Each Competitive Bid shall specify (i) the identity of the Lender and the contact person at such Lender for such Competitive Bid, (ii) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Company or by the Company on behalf of any of the Borrowers) of the Competitive Loan or Loans that the applicable Lender is willing to make, (iii) the Competitive Bid Rate or Rates at which such Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iv) the Interest Period applicable to each such Loan and the last day thereof.

      (c) The Administrative Agent shall promptly notify the Company or the Company in respect of any of the Borrowers by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive

Bid and the identity of the Lender that shall have made such Competitive Bid.

      (d) Subject only to the provisions of this paragraph, the Company or the Company on behalf of any of the Borrowers may accept or reject any Competitive Bid. The Company or the Company on behalf of any of the Borrowers shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing; provided that (i) the failure of the Company to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Company shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Company rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Company shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause
(iii) above, the Company may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) above the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Company. A notice given by the Company or the Company on behalf of any of the Borrowers pursuant to this paragraph shall be irrevocable.

      (e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted. A Lender who is notified that it has been selected to make a Competitive Loan may designate its Designated Bank (if any) to fund such Competitive Loan on its behalf, as described in Section 9.4(h). Any Designated Bank which funds a Competitive Loan shall on and after the time of such funding become the obligee in respect of such Competitive Loan and be entitled to receive payment thereof when due.

      (f) If the entity which is the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Company or to the Company on behalf of any of the Borrowers at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

SECTION 2.5. [Reserved].

SECTION 2.6. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company or the Company on behalf of any Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the period commencing on the Effective Date and ending on the date that is 30 days prior to the Maturity Date, provided that the amount of each Letter of Credit so requested shall be not less than $300,000. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company or the Company on behalf of any of the Borrowers to, or entered into by the Company or a Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

      (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company or the Company on behalf of any of the Borrowers shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (at least four
(4) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Each such notice shall be accompanied by a pro forma Borrowing Base Certificate evidencing compliance with this Agreement after giving effect to the issuance of such Letter of Credit and the Officer's Certificate as to pro forma financial covenant compliance required by Section 6.1(k). If requested by the Issuing Bank, the Company or such

Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company or such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $20,000,000 and (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the lesser of the total Commitments or the Borrowing Base at such time.

      (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is 30 days prior to the Maturity Date.

      (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit (subject to Section 2.6(c)) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Notwithstanding anything to the contrary set forth herein, the aggregate amount to be paid by any Lender with respect to any drawing under a Letter of Credit (whether as a payment pursuant to this Section 2.6(d) or a Loan pursuant to Section 2.3) shall not exceed its Applicable Percentage of such drawing.

      (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company or the Company on behalf of any of the Borrowers shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company or the Company on behalf of any of the Borrowers prior to such time on such date, then not later than 12:00 noon, New York Cite time, on (i) the Business Day that the Company or the Company on behalf of any of the Borrowers receive such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company or the Company on behalf of any of the Borrowers receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Company or the Company on behalf of any of the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrowers' obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrowers fail to (or are not permitted to) finance such payment with an ABR Revolving Borrowing and fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

      (f) Obligations Absolute. The Borrowers' obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be joint and several, absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or
(iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers' obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing (and the agreement of the Borrowers in the first sentence of this Section 2.6(f)) shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

      (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company or the Company on behalf of any of the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

      (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph
(e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraphs (d) or (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

      (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to
Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

      (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company or the Company on behalf of any of the Borrowers receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing at least 51% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any of the Borrowers described in clause (h) or
(i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers' risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders with LC Exposure representing at least 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

SECTION 2.7. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of the Company maintained with the Administrative Agent in New York City and designated by the Borrowers in the applicable Borrowing Request or Competitive Bid Request; provided that ABR

Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.6(e) shall be remitted by the Administrative Agent to the Issuing Bank.

      (b) Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at
(i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing as of the date of such Borrowing. If any interest is paid by the Borrowers as described above for any period with respect to any amount funded by the Administrative Agent pursuant to this paragraph, the Borrowers shall not be required to pay interest on such amount pursuant to
Section 2.13 in respect of such period.

SECTION 2.8. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Revolving Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.

      (b) To make an election pursuant to this Section, the Borrowers shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrowers.

      (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

            (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

            (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

            (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Revolving Borrowing; and

            (iv) if the resulting Borrowing is a Eurodollar Revolving Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Revolving Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month's duration.

      (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

      (e) If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.9. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

      (b) The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with
Section 2.11, the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments.

      (c) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally and jointly and severally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan not later than the Maturity Date, and (ii) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan.

      (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

      (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

      (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

      (e) Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more Notes in such form payable to the order of the payee named therein.

SECTION 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that, unless otherwise provided in a Competitive Bid, the Borrowers shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

      (b) The Borrowers shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

      (c) If at any time from and after the Closing Date: (i) the Company merges or consolidates with another Person and the Company is not the surviving entity, or (ii) any Person and the Company or a Subsidiary merge into the Company or a Subsidiary in a transaction in which the Company or a Subsidiary is the surviving corporation and an Event of Default has occurred as a result thereof (the date either such event shall occur being the "PREPAYMENT DATE"), the Borrowers shall be required to prepay the Loans in their entirety as if the Prepayment Date were the Maturity Date and the Commitments thereupon shall be terminated. The Borrowers shall immediately make such prepayment together with the interest accrued to the date of the prepayment on the principal amount prepaid and shall return or cause to be returned all Letters of Credit to the Issuing Bank. In connection with the prepayment of any Loan prior to the maturity thereof, the Borrowers shall also pay any applicable expenses pursuant to Section 2.16. Each such prepayment shall be applied to prepay ratably the Loans of the Lenders. Amounts prepaid pursuant to this clause (c) may not be reborrowed.

      (d) If at any time from and after the Closing Date for any reason the sum of the total Revolving Credit Exposures plus the aggregate amount of outstanding Competitive Loans at any time exceeds the Borrowing Base, then the Borrowers shall prepay a portion of the Loans in the amount of such excess within three Business Days after such excess first occurs. If the prepayment of all Loans does not suffice to eliminate such excess, then the Borrowers shall deposit cash collateral in the same manner as is contemplated under Section 2.6(j) in the amount of the remaining excess within such three Business Days. The Borrowers shall also prepay Loans to the extent required by Section 5.2(b).

SECTION 2.12. Fees. (a) During the period from and including the Effective Date to but excluding the date on which such Commitment terminates, the Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender (i) in the event that neither Moody's nor S&P has established a rating which is in effect for the Company or for Index Debt, an unused commitment fee equal to the Unused Commitment Fee Rate on the daily amount of the Unused Commitment of such Lender (the "UNUSED COMMITMENT FEE AMOUNT") or (ii) in the event Moody's or S&P has established a rating which is in effect for the Company or the Index Debt, a facility fee equal to the Facility Fee Rate on the full amount of the Commitment of such Lender (the "FACILITY FEE AMOUNT"); provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then the Facility Fee Amounts pursuant to clause (ii) above shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued Unused Commitment Fee Amounts pursuant to clause (i) above and Facility Fee amounts pursuant to clause (ii) above shall be payable quarterly in arrears on the last day of March, June, September and December of each year commencing on the first such date after the Effective Date, and on the date on which the Commitments terminate; provided that any fees pursuant to clause (i) or (ii) accruing after the date on which the Commitments terminate shall be payable on demand. All fees pursuant to clause (i) or (ii) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

      (b) The Borrowers jointly and severally agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued from and including the Effective Date or the last day of the preceding March, June, September or December, as applicable, to and excluding the last Business Day of March, June, September and December of each year shall be payable on such last Business Day of such month, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

      (c) The Borrowers jointly and severally agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

      (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of fees pursuant to paragraph (a) above and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances. SECTION 2.13. Interest.
(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

      (b) The Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Competitive Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

      (c) Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (B) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section and (ii) for so long as an Event of Default has occurred and is continuing, the principal balance of all Loans and other Obligations shall bear interest at a rate per annum equal to 2% in excess of the rate otherwise applicable to such Loans and other Obligations.

      (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

      (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

      (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

      (b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the Borrowers for a Eurodollar Competitive Borrowing shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrowers for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

            (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

            (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

      (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

      (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing

Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

      (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

      (e) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Revolving Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11 (b) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over
(ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Administrative Agent and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

      (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

      (c) The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

      (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

      (e) As a condition to becoming a Lender hereunder, any Foreign Lender (including any assignee), that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any of the Borrowers is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

      (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied
(i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

      (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, except pursuant to Section 2.19, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting to such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

      (d) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

      (e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.6(d) or (e), 2.7(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and
(ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

      (b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its

Loans (other than Competitive Loans) and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to
Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20. Increase in Commitment.

      (a) After the Closing Date, the Borrowers shall have the one time right to request that the Administrative Agent obtain additional Commitments (the "ADDITIONAL COMMITMENT") so that the Commitments aggregate an amount equal to Two Hundred Twenty-Five Million Dollars ($225,000,000) (the "INCREASED FACILITY AMOUNT"), which request shall be made by the Company on behalf of the Borrowers giving written notice (the "ADDITIONAL COMMITMENT NOTICE") to the Administrative Agent prior to the date which is 180 days prior to the Maturity Date setting forth such details with respect thereto as are reasonably requested by the Administrative Agent. Upon such request, the Administrative Agent shall, at the Borrowers' sole cost and expense of documentation and legal fees in connection therewith, use its reasonable efforts, in accordance with its customary syndication procedures, with the assistance of the Borrowers, to arrange a syndicate of Lenders with Commitments (including the initial Commitments), aggregating the Increased Facility Amount on or before the date which is 150 days after the Additional Commitment Notice was received by the Administrative Agent (the "SYNDICATION EXPIRATION DATE"). The Administrative Agent shall first offer to the existing Lenders the option to participate in the proposed Additional Commitment to the extent of each Lender's pro-rata share of the proposed Additional Commitment prior to proposing additional bank syndicate members. If any existing Lender shall not agree to provide its pro-rata share of the proposed Additional Commitment within 10 days after receipt from the Administrative Agent of a request to accept such pro-rata share of the proposed Additional Commitment, prior to commencing syndication, the Administrative Agent shall submit a list of proposed bank syndicate members (who indicate a willingness to accept all or a portion of the amount of the proposed Additional Commitment) to the Borrowers; provided, that, notwithstanding any existing Lender's rejection of its pro-rata share of the proposed Additional Commitment, such existing Lender shall remain a Lender hereunder, subject to the terms and conditions hereof.

From and after the Syndication Expiration Date, the Administrative Agent shall have no further obligation to syndicate the facility or to obtain or accept any additional Commitments. Notwithstanding the foregoing, during the period after the giving of the Additional Commitment Notice and prior to the Syndication Expiration Date, the Lender which is the Administrative Agent shall have the right, at its option, to commit to make the Additional Commitment available to the Borrowers and, if the Lender which is the Administrative Agent shall so elect to commit to making the Additional Commitment available to the Borrowers, to arrange a syndicate of Lenders with Commitments aggregating the Increased Facility Amount. In the event that lenders commit to any such increase, any new lender shall execute an accession agreement to this Agreement, the Commitments of the existing Lenders which have committed to provide any of the Additional Commitment shall be increased, the pro-rata shares of the Lenders shall be adjusted, the Borrowers shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Commitments, and other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which Lenders have agreed to increase their respective Commitments or make new Commitments in response to the Borrowers' request for an increase in the aggregate Commitments pursuant to this Section 2.20 and which other changes do not adversely affect the rights of those Lenders who do not elect to increase their respective Commitments, in each case without the consent of the Lenders other than those Lenders increasing their Commitments. The fees payable by the Borrowers upon any such increase in the aggregate Commitments shall be agreed upon by the Administrative Agent and the Borrowers at the time of such increase.

      (b) Notwithstanding the foregoing, an increase in the aggregate amount of the Commitments shall be effective only if (i) no Default shall have occurred and be continuing on the date of the Additional Commitment Notice and the date such increase is to become effective;
            (ii) each of the representations and warranties made by each of the Borrowers in this Agreement and the other Loan Documents shall be true and complete on and as of the date of the Additional Commitment Notice and the date such increase is to become effective with the same force and effect as if made on and as of such date (or, if any such representation or warrant is expressly stated to have been made as of a specific date, as of such specific date); (iii) the Administrative Agent shall have received (x) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the authorization of such increase and (y) a favorable written opinion (addressed to the Administrative Agent and the Lenders) of counsel for the Borrowers substantially in the form of EXHIBIT E-1, after giving effect to such increase; and (iv) the Company and its Subsidiaries shall be in compliance with Article VI.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

      The Company and each Borrower jointly and severally represent and warrant to the Lenders, the Administrative Agent and the Issuing Bank that:

SECTION 3.1. Organization; Powers. Each of the Company, its Affiliates and the other Borrowers is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Neither the Company nor any of the Borrowers is a "foreign person" within the meaning of Section 1445 of the Code.

SECTION 3.2. Authorization; Enforceability. (a) The Transactions have been duly authorized by all necessary limited liability company action of the Company and by all necessary partnership, limited liability company or corporate action of the Subsidiary Partnerships. Each of the Borrowers has the requisite power and authority to perform this Agreement and the other Loan Documents. This Agreement has been duly, authorized, executed and delivered by the Borrowers and constitutes a legal, valid and binding obligation of the Borrowers, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

      (b) SCHEDULE 3.2 contains a diagram indicating the ownership structure of the Company, and any other Person in which the Company holds a direct or indirect partnership, joint venture or other equity interest, indicating the nature of such interest with respect to each Person included in such diagram and accurately sets forth (1) the correct legal name of such Person, the jurisdiction of its incorporation or organization and, for each Borrower, the jurisdictions in which it is qualified to transact business as a foreign corporation, or otherwise, and (2) the authorized, issued and outstanding shares or interests of each class of securities of the Company. None of such issued and outstanding securities is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such securities, except as noted on such Schedule. The outstanding capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable.

      (c) The Company's limited partnership, limited liability company or corporate interest in each of the Subsidiary Partnerships is set forth on
SCHEDULE 3.2(A).

SECTION 3.3. Governmental Approvals; No Conflicts. Except as specified on
SCHEDULE 3.3, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate, and will not require any consent or approval under, any applicable law or regulation or the certificate of formation, limited liability company agreement, certificate of limited partnership, limited partnership agreement or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any of the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

SECTION 3.4. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders (i) its audited balance sheet as of December 31, 1999, reported on by PricewaterhouseCoopers LLP, independent public accountants, (ii) its pro forma unaudited balance sheets and statements of income as of September 30, 2000, certified by its chief financial officer, and
(iii) its pro forma unaudited statements of income for the year ended December 31, 2000, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to (y) normal and recurring year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above and (z) any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof and the consolidated results of operations for the periods indicated.

      (b) Neither the Company nor any of its Subsidiaries has any Contingent Obligation or liability for any taxes, long-term leases or commitments, not reflected in its audited financial statements delivered to the Administrative Agent on or prior to the Closing Date or otherwise disclosed to the Administrative Agent and the Lenders in writing, which will have or is reasonably likely to have a Material Adverse Effect.

      (c) SCHEDULE 3.4 sets forth, as of the date hereof, all Indebtedness of the Company and its Subsidiaries and, except as set forth on SCHEDULE 3.4, there are no defaults in the payment of principal or interest on any such Indebtedness and no payments thereunder have been deferred or extended beyond their stated maturity and there has been no material change in the type or amount of such Indebtedness.

      (d) Since September 30, 2000, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

SECTION 3.5. Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. A Borrower is the owner of each of the Unencumbered Eligible Projects described in clause (b)(i) of the definition thereof.

      (b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.6. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

      (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any

Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.7. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.8. Investment and Holding Company Status. Neither the Company nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.9. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except
(a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse

Effect. None of the SEC Reports (as defined hereafter) and none of the reports, financial statements, certificates or other information furnished by or on behalf of the Company and the Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary, in the aggregate, to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Insurance. The insurance policies and programs in effect as of the Closing Date and thereafter with respect to the Property, assets and business of the Company and its Subsidiaries are in compliance with Section 5.5.

SECTION 3.13. Leases. Except as set forth on SCHEDULE 3.13, each Lease pursuant to which the Company or any of its Subsidiaries or Joint Ventures is lessor of a Property (the "COMPANY LEASES") constitutes a Triple Net Lease. Except as set forth on SCHEDULE 3.13, all Company Leases are in full force and effect and no party to any of such Company Leases is in default of any payment obligation thereunder or in default thereunder in any other material respect.

SECTION 3.14. SEC Reports. As of the Closing Date, the Company has filed all forms, reports, statements (including proxy statements) and other documents (such filings by the Company are collectively referred to as the "SEC REPORTS"), required to be filed by it with the Securities and Exchange Commission. The SEC Reports, including all SEC Reports filed after the Effective Date and on or prior to the date of this Agreement, (i) were or will be prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the Securities Exchange Commission thereunder applicable to such SEC Reports at the time of filing thereof and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.15. [Reserved].

SECTION 3.16. Representations and Warranties in Loan Documents. All representations and warranties made by the Company and each other Borrower in the Loan Documents are true and correct in all material respects as of the date of this

Agreement and as of any date that the Borrowers are expressly obligated to confirm the same under this Agreement.

SECTION 3.17. Organizational Documents. The documents delivered pursuant to
Section 4.1 constitute, as of the Closing Date, true and correct copies of all of the organizational documents of the Company and the Subsidiary Partnerships.

                                   ARTICLE IV.

                                   CONDITIONS

SECTION 4.1. Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

            (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Loan Documents to which it is a party, signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of each such Loan Document) that such party has signed a counterpart of this Agreement and all other Loan Documents required to be delivered to the Administrative Agent.

            (b) The Administrative Agent shall have received (i) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Reed Smith Shaw & McClay LLP, counsel for the Company and certain of the Subsidiary Partnerships, and (ii) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Arter & Hadden LLP, special counsel to the Company and certain of the Subsidiary Partnerships), substantially in the form of EXHIBIT E-1 and EXHIBIT E-2, respectively, and covering such other matters relating to the Company, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinions.

            (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company and its Affiliates, the authorization of the Transactions and any other legal matters relating to the Company and its Affiliates, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

            (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.2.

            (e) No change in the business, assets, management, operations, financial condition or prospects of the Company, the other Borrowers or any of their respective Properties shall have occurred since September 30, 2000 which change, in the judgment of the Administrative Agent, will have or is reasonably likely to have a Material Adverse Effect.

            (f) Except as disclosed on SCHEDULE 4.1(F), since September 30, 2000, the Company has not and shall not have (i) entered into any (as determined in good faith by the Administrative Agent) commitment or transaction, including, without limitation, transactions for borrowings and capital expenditures, which are not in the ordinary course of the Company's business, (ii) declared or paid any dividends or other distributions, (iii) established compensation or employee benefit plans, or (iv) redeemed or issued any equity Securities.

            (g) Since September 30, 2000, no agreement or license relating to the business, operations or employee relations of the Company or any of its Properties shall have been terminated, modified, revoked, breached or declared to be in default, the termination, modification, revocation, breach or default under which, in the reasonable judgment of the Administrative Agent, would result in a Material Adverse Effect.

            (h) The Administrative Agent shall have received evidence satisfactory to it in its sole discretion that the waivers or consents specified in SCHEDULE 3.3 have been duly obtained.

            (i) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

            (j) The Administrative Agent shall have received a completed Borrowing Base Certificate duly executed by the President, a Vice President or a Financial Officer of the Company.

            (k) The Listed Shares shall be listed for trading on the New York Stock Exchange, Inc.

            (l) The Administrative Agent shall have received (i) all certificates and other information it shall reasonably request to verify that all Eligible Projects and Unencumbered Eligible Projects satisfy the requirements set forth in the definitions thereof and any other provisions of this Agreement and (ii) current certificates of insurance as to all of the insurance maintained by the Company and its Subsidiaries on the Properties from the insurer or an independent insurance broker, identifying insurers, types of insurance, insurance limits, and policy terms, and such further information and certificates from the Company, its insurers and insurance brokers as the Administrative Agent may reasonably request.

      The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (such Borrowing, issuance, amendment, renewal or extension referred to herein as a "CREDIT EVENT"), is subject to the satisfaction of the following conditions:

      (a) The representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Credit Event.

      (b) At the time of and immediately after giving effect to such Credit Event, no Default shall have occurred and be continuing.

      (c) The Borrowers shall not have received written notice from the Required Lenders that an event has occurred since the date of this Agreement which has had, and continues to have, or is reasonable likely to have, a Material Adverse Effect.

      (d) The Administrative Agent shall have received a completed pro forma Borrowing Base Certificate duly executed by the President, a Vice President or a Financial Officer of the Company giving effect to such Credit Event, and the Officer's Certificate as to pro forma financial covenant compliance required by
Section 6.1(k).

      (e) No law, regulation or order of any Governmental Authority shall prohibit, enjoin or restrain any Lender from making such Borrowing or participating in the issuance, amendment, renewal or extension of such Letter of Credit, as reasonably determined by such Lender.

      Each Credit Event shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

                                   ARTICLE V.

                              AFFIRMATIVE COVENANTS

      Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company and each of the other Borrowers covenant and agree with the Lenders that:

SECTION 5.1. Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:

      (a) Quarterly Reports.

      (i) Company Quarterly Financial Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter in each fiscal year (other than the last fiscal quarter in each fiscal year), the Financial Statements of the Company and its subsidiaries on Form 10-Q as at the end of such period and a report setting forth in comparative form the corresponding figures for the corresponding period of the previous fiscal year, certified by a Financial Officer of the Company as fairly presenting the consolidated and, for so long as such statements are prepared in the ordinary course of business, consolidating, financial position of the Company and its Subsidiaries as at the date indicated and the results of their operations and cash flow for the period indicated in accordance with GAAP, subject to normal quarterly adjustments.

      (ii) Quarterly Compliance Certificates. Together with each delivery of any quarterly report pursuant to paragraph (a)(i) of this Section 5.1, an Officer's Certificate of the Company (the "QUARTERLY COMPLIANCE CERTIFICATES"), signed by a Financial Officer of the Company representing and certifying (1) that the Financial Officer of the Company signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made, under his/her supervision, a review in reasonable detail of the Transactions and consolidated and, for so long as such statements are prepared in the ordinary course of business, consolidating financial condition of the Company and its Subsidiaries during the fiscal quarter covered by such reports, that such review has not disclosed the existence during or at the end of such fiscal quarter, and that such officer does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event which constitutes a Default or mandatory prepayment event, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company of any of its Subsidiaries has taken, is taking and proposes to take with respect thereto, (2) the calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in Article VI and, when applicable, that no Event of Default described in Section 7.1 exists, (3) a schedule of the Company's outstanding Indebtedness, including the amount, maturity, interest rate and amortization requirements, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, (4) a schedule of Total Adjusted EBITDA, (5) a schedule of Adjusted Unencumbered NOI, and (6) calculations, in the form of EXHIBIT F attached hereto, evidencing compliance with each of the financial covenants set forth in Article VI.

      (iii) Quarterly Borrowing Base Certificate. As soon as available and in any event within 30 days after the end of each fiscal quarter of the Company, a completed Borrowing Base Certificate executed by a Financial Officer of the Company, as of the last day of such quarter.

      (b) Annual Reports.

      (i) Company Financial Statements. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, (i) the Financial Statements of the Company and its Subsidiaries on Form 10-K as at the end of such fiscal year and a report setting forth in comparative form the corresponding figures from the consolidated Financial Statements of the Company and its Subsidiaries for the prior fiscal year; (ii) a report with respect thereto of PricewaterhouseCoopers LLP or other independent certified public accountants acceptable to the Administrative Agent, which report shall be unqualified and shall state that such financial statements fairly present the consolidated and, for so long as such statements are prepared in the ordinary course of business, consolidating financial position of each of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which PricewaterhouseCoopers LLP or any such other independent certified public accountants, if applicable, shall concur and which shall have been disclosed in the notes to such financial statements)

(which report shall be subject to the confidentiality limitations set forth herein); and (iii) in the event that the report referred to in clause (ii) above is qualified, a copy of the management letter or any similar report delivered to the Company or to any officer or employee thereof by such independent certified public accountants in connection with such financial statements. The Administrative Agent and each Lender (through the Administrative Agent) may, with the consent of the Company (which consent shall not be unreasonably withheld), communicate directly with such accountants, with any such communication to occur together with a representative of the Company, at the expense of the Administrative Agent (or the Lender requesting such communication), upon reasonable notice and at reasonable times during normal business hours.

      (ii) Annual Compliance Certificates. Together with each delivery of any annual report pursuant to clause (i) of this Section 5.1(b), Officer's Certificates of the Company (the "ANNUAL COMPLIANCE CERTIFICATE" and, collectively with the Quarterly Compliance Certificate, the "COMPLIANCE CERTIFICATES"), signed by the Company's Financial Officer, representing and certifying (1) that the officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the Transactions and consolidated and, for so long as such statements are prepared in the ordinary course of business, consolidating financial condition of the Company and its Subsidiaries, during the accounting period covered by such reports, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event which constitutes a Default or mandatory prepayment event, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto, (2) the calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in
Article VI and, when applicable, that no Event of Default described in Section
7.1 exists, (3) a schedule of the Company's outstanding Indebtedness including the amount, maturity, interest rate and amortization requirements, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, (4) a schedule of Total Adjusted EBITDA,
(5) a schedule of Adjusted Unencumbered NOI, and (6) calculations, in the form of EXHIBIT F attached hereto, evidencing compliance with each of the financial covenants set forth in Article VI hereof.

      (c) Tenant Bankruptcy Reports. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, a written report, in form reasonably satisfactory to the Administrative Agent, of all bankruptcy proceedings filed by or against any tenant of any of the Projects, which tenant occupies two percent (2%) or more of the gross leasable area in the Projects in the aggregate. The Company shall deliver to the Administrative Agent and the Lenders, promptly upon the Company's learning thereof, notice of any bankruptcy proceedings filed by or against, or the cessation of business or operations of, any tenant of any of the Projects which tenant occupies two percent (2%) or more of the gross leasable area in the Projects in the aggregate.

      (d) Concurrently with any delivery of financial statements under clause
(b) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

      (e) Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request including without limitation, tax returns, title reports, insurance certificates and environmental site assessments.

      (f) Within 45 days after the end of each fiscal quarter of the Company, a reasonably detailed description of each acquisition of any Real Property by the Consolidated Businesses or any Joint Venture made during such preceding calendar quarter, all certified by a Financial Officer.

SECTION 5.2. Notices of Material Events. (a) The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

            (i) the occurrence of any Default;

            (ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result to a Material Adverse Effect;

            (iii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $250,000; and

            (iv) the receipt or any notice or the occurrence of any event that could reasonably be expected to result in an Environmental Liability of the Company and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

            (v) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

      (b) The Company shall deliver to the Administrative Agent and the Lenders written notice of each of the following events affecting the Company or its Subsidiaries not less than five (5) Business Days prior to the occurrence thereof: (i) a sale, transfer or other disposition of any Unencumbered Eligible Project, (ii) a sale, transfer or other disposition of other assets, in a single transaction or series of related transactions, for consideration in excess of $50,000,000, (iii) an acquisition of assets, in a single transaction or series of related transactions, for consideration in excess of $50,000,000, (iv) the grant of a Lien securing obligations greater than $20,000,000 with respect to any Unencumbered Eligible Project, and (v) the grant of a Lien with respect to other assets, in a single transaction or series of related transactions, in connection with Indebtedness aggregating an amount in excess of $50,000,000. In addition, simultaneously with delivery of any such notice, the Company shall deliver to the Administrative Agent a certificate of a Financial Officer certifying that the Company is in compliance with this Agreement and the other Loan Documents both on a historical basis and on a pro forma basis, exclusive of the property sold, transferred or encumbered and inclusive of the property to be acquired or the indebtedness to be incurred. To the extent such proposed transaction would result in a failure to comply with the financial covenants set forth herein, proceeds of such transaction (together with such additional amounts as may be required), in an amount, as determined by the Administrative Agent, equal to that which would be required to reduce the Obligations so that Company will be in compliance with the covenants set forth herein upon the consummation of the contemplated transaction, shall be paid by the Borrowers and applied to prepay the Obligations.

      (c) The Company shall promptly notify the Administrative Agent upon obtaining knowledge of the bankruptcy or cessation of operations of any tenant to which greater than two percent (2%) of the Company's share of annual base rent is attributable.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.3. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business. No Borrower will at any time cause or permit its certificate of formation, limited liability company agreement, certificate of limited partnership, partnership agreement, articles of incorporation, by-laws, or other charter documents, as the case may be, to be modified, amended or supplemented in any respect whatsoever, without, in each case, the express prior written consent or approval of the Administrative Agent, if such changes would materially adversely affect the rights of the Administrative Agent or the Lenders hereunder or under any of the other Loan Documents; provided that if such prior consent or approval is not required, such Borrower shall nonetheless notify the Administrative Agent in writing promptly after such event.

SECTION 5.4. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.5. Maintenance of Properties; Insurance. (a) The Company will, and will cause each of its Subsidiaries to, keep and maintain (or cause to be kept and maintained) all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

      (b) The Company and its Subsidiaries will maintain, or will cause tenants of Projects to maintain, with financially sound and reputable insurers, insurance with respect to its properties and its business against general liability, property casualty and such casualties and contingencies as shall be commercially reasonable and in accordance with the customary and general practices of businesses having similar operations and real estate portfolios in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent for such businesses, including without limitation, insurance policies and programs sufficient to cover (i) the replacement value of the improvements at Projects owned by the Company and its Subsidiaries (less commercially reasonable deductible amounts) and (ii) liability risks associated with such ownership (less commercially reasonable deductible amounts).

SECTION 5.6. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.7. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.8. Use of Proceeds and Letters of Credit. No Letters of Credit and no part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. The proceeds of the Loans will be used only for the purposes of:

            (a) acquisition of Projects or Joint Venture Holdings;

            (b) renovation of Properties owned by the Company or its consolidated Subsidiaries;

            (c) funding of TI Work and Tenant Allowances;

            (d) financing expansions, renovations and new construction related to Properties owned by the Company or its consolidated Subsidiaries;

            (e) refinancing or repayment of existing or future Indebtedness for borrowed money;

            (f) working capital needs of the Company;

            (g) investments in Mortgage Assets; and

            (h) redemptions or purchases by the Company of Listed Shares.

SECTION 5.9. Company Status. The Company shall at all times (i) remain a publicly traded company with securities listed on the New York Stock Exchange;
(ii) retain direct or indirect control of each of the Subsidiary Partnerships; and (iii) retain 100% ownership of all other Borrowers hereunder.

SECTION 5.10. Additional Borrowers; Solvency of Borrowers. (a) If, after the Closing Date, a Subsidiary that is not a Borrower acquires any Project that then or thereafter would qualify under the definition of Unencumbered Eligible Project if such Subsidiary were a Borrower, then the Company shall cause such Subsidiary to become a Borrower under this Agreement and to execute and deliver an instrument of adherence to this Agreement in substantially the form of EXHIBIT I hereto.

            (b) The Company and the other Borrowers are Solvent. The Company and the other Borrowers each acknowledge that, subject to the indefeasible payment and performance in full of the Obligations, the rights of contribution among each of them are in accordance with applicable laws and in accordance with each such Person's benefits under the Loans and this Agreement.

            (c) Other than during the continuance of a Default, at the request of the Company following the delivery of the notice and certificate of a Financial Officer in accordance with Section 5.2(b), a Borrower shall be released by the Administrative Agent from its obligations as a borrower hereunder if and when all of the Projects owned or ground-leased by such Borrower shall cease (not thereby creating a Default) to be an Unencumbered Eligible Project; provided the foregoing shall never permit the release of the Company.

SECTION 5.11. Further Assurances. The Company and the other Borrowers will cooperate with, and will cause each of the Subsidiaries to cooperate with, the Administrative Agent and the Lenders and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

SECTION 5.12. Distributions in the Ordinary Course. In the ordinary course of business the Company causes all of its Subsidiaries to make transfers of net cash and cash equivalents upstream to the Company, and the Company shall continue to follow such ordinary course of business. The Company shall not make net transfers of cash and cash equivalents downstream to its Subsidiaries except in the ordinary course of business consistent with past practice.

SECTION 5.13. ERISA Compliance. The Borrowers shall, and shall cause each of the Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.

                                   ARTICLE VI.

                               NEGATIVE COVENANTS

      Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:

SECTION 6.1. Indebtedness and Other Financial Covenants

            (a) Indebtedness. As of the first day of each calendar quarter, (i) Total Outstanding Indebtedness shall not exceed fifty-five percent (55%) of Total Value, and (ii) the sum, without duplication, of (A) Secured Indebtedness of the Company and of the Subsidiaries plus (B) Secured Indebtedness of the Joint Ventures (with appropriate adjustments for minority interests) allocable in accordance with GAAP to the Company or any Subsidiary (with appropriate adjustments for minority interests) plus
      (C) Indebtedness of the Subsidiaries which is permitted under clause (iv) of the second sentence of Section 6.1(h), shall not exceed forty percent (40%) of the Total Value.

            (b) Minimum Combined Equity Value. The Combined Equity Value as of the last day of each fiscal quarter shall be not less than $500,000,000, plus an amount equal to eighty-five percent (85%) of the Fair Market Value of all Net Offering Proceeds received by the Company after the Effective Date.

            (c) Minimum Consolidated Interest Coverage Ratio. As of the first day of each calendar quarter for the immediately preceding calendar quarter, the ratio of (i) the sum of Adjusted NOI for such preceding calendar quarter, to (ii) Total Interest Expense for such quarter shall not be less than 2.25 to 1.0.

            (d) Minimum Unsecured Interest Coverage Ratio. As of the first day of each calendar quarter, the ratio of (i) Adjusted Unencumbered NOI for the preceding calendar quarter to (ii) Unsecured Interest Expense for the preceding calendar quarter shall not be less than 2.5 to 1.0.

            (e) Minimum Adjusted Unencumbered NOI. As of the first day of each calendar quarter, Total Unsecured Outstanding Indebtedness shall not exceed 55% of the sum of (i) Adjusted Unencumbered NOI in respect of Unencumbered Eligible Projects owned for at least four fiscal quarters prior to the date of determination for the immediately preceding four fiscal quarters divided by .10; and (ii) for Unencumbered Eligible Projects owned for less than four fiscal quarters at the date of determination, the investment (at historical cost, without depreciation) by the Company and its Subsidiaries (with appropriate adjustments for minority interests).

            (f) Minimum Fixed Charge Coverage Ratio. As of the first day of each calendar quarter, the ratio of (i) Total Adjusted EBITDA for the preceding calendar quarter, to (ii) Fixed Charges for the preceding calendar quarter shall not be less than 2.0 to 1.0

            (g) Maximum Dividend Payout Ratio. The Company shall not make any Restricted Payment during any fiscal quarter, which, when added to all Restricted Payments made during such fiscal quarter and the three immediately preceding fiscal quarters, exceeds ninety percent (90%) of Total Adjusted EBITDA for the four preceding fiscal quarters. For purposes of this provision, "RESTRICTED PAYMENT" means (i) any dividend or other distribution on any equity securities of the Company (except dividends payable solely in equity securities of the Company or in rights to subscribe for or purchase equity securities of the Company) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any equity securities of the Company or (b) any option, warrant or other right to acquire equity securities of the Company.

            (h) Recourse Indebtedness. The Company will not create, incur, assume or permit to exist any Secured Indebtedness other than (i) Nonrecourse Indebtedness and (ii) Indebtedness that is recourse to the Company in an aggregate amount not to exceed $25,000,000 outstanding at any time. The Company will not permit any Subsidiary to, and no Subsidiary shall, create, incur, assume or permit to exist any Indebtedness other than (i) Indebtedness of any Subsidiary to the Company evidenced by a promissory note (an "INTERCOMPANY NOTE") in the form of EXHIBIT G hereto,
      (ii) Nonrecourse Indebtedness, (iii) Indebtedness of a Subsidiary (other than a Subsidiary Partnership) to a Subsidiary (other than a Subsidiary Partnership) and (iv) Indebtedness that is recourse to such Subsidiary, but only if such Subsidiary is not a Borrower, was formed solely to own a particular

      Project, and does not engage in any business other than the ownership of such Project.

            (i) Leveraged Assets. Notwithstanding any other provision of this
      Section 6.1, Lease Value, Non-Recourse Indebtedness, Adjusted NOI and Adjusted EBITDA in respect of Leveraged Assets shall be excluded from the calculations made pursuant Section 6.1(a) through (g), inclusive and the definition of "Borrowing Base"; provided, that the exclusion of such Leveraged Assets from such calculations shall in no event reduce the amount of such Lease Value, Non-Recourse Indebtedness, Adjusted NOI and Adjusted EBITDA by more than 10% of the amount of Lease Value, Non-Recourse Indebtedness, Adjusted NOI and Adjusted EBITDA, as applicable, that would have been derived had such Leveraged Assets not been so excluded; and provided further, that, subject to the following sentence, to the extent that a Leveraged Asset is excluded in accordance with the foregoing, such Leveraged Asset shall be excluded for all purposes of such calculations. For purposes of (i) the calculation set forth in Section 6.1(c), Adjusted NOI attributable to Leveraged Assets, reduced by the amount of all interest expense paid, accrued or capitalized in respect of such Leveraged Assets, shall be included in the calculation of total Adjusted NOI (such amount of Adjusted NOI from Leveraged Assets (as so reduced by interest paid, accrued or capitalized in respect of such Leveraged Assets) so included not to exceed 5% of total Adjusted NOI); and
      (ii) the calculation set forth in Section 6.1(f), Adjusted EBITDA attributable to Leveraged Assets, reduced by the amount of all interest expense paid, accrued or capitalized in respect of such Leveraged Assets, shall be included in the calculation of Total Adjusted EBITDA (such amount of Adjusted EBITDA from Leveraged Assets (as so reduced by interest paid, accrued or capitalized in respect of such Leveraged Assets) so included not to exceed 5% of Total Adjusted EBITDA).

            (j) Negative Pledge. From and after the date hereof, no Borrower shall enter into or permit to exist, and the Company will not permit any Subsidiary to enter into or permit to exist, and no Subsidiary shall enter into or permit to exist, any agreement (i) containing any provision prohibiting the creation or assumption of any Lien upon its properties (other than mechanics liens or judgment liens not more than 30 days past due and other than with respect to prohibitions on liens set forth in a mortgage on a particular property), revenues or assets, whether now owned or hereafter acquired, or (ii) restricting the ability of the Company or any Borrower to amend or modify this Agreement or any other Loan Document, or (iii) restricting the ability of any Subsidiary to make or pay dividends or distributions to the Company.

            (k) Pro Forma Calculations. The Company shall comply with the financial ratios set forth in this Section 6.1 as of the date of each Credit Event. The Company shall recalculate the financial ratios by adding the amount equal to the Indebtedness associated with such Credit Event to the Indebtedness reflected on the most recently available financial statements, and adding thereto any Indebtedness incurred since the date of such financial statement and adding thereto the value of such assets (determined at cost) acquired with such Indebtedness to Total Value. The Company shall deliver an Officer's Certificate, signed by the Financial Officer of the Company, certifying that the pro forma calculations as of the date of such Credit Event demonstrate the Company's compliance with the covenants and financial ratios set forth in this Section 6.1.

SECTION 6.2. Liens. No Borrower shall and the Company will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

            (a) Permitted Encumbrances;

            (b) Liens with respect to Capital Leases of Equipment entered into in the ordinary course of business of the Company pursuant to which the aggregate Indebtedness under such Capital Leases does not exceed $50,000 for any Project; and

            (c) Liens securing Secured Indebtedness, the incurrence of which is not prohibited by Article VI.

SECTION 6.3. Fundamental Changes. (a) No Borrower shall, and the Company will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except (i) in connection with the issuance, transfer, conversion or repurchase of limited liability company interests in the Company, (ii) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person may merge into the Company or a Subsidiary in a transaction in which the Company or a Subsidiary is the surviving corporation, (iii) any Subsidiary may merge with any other Subsidiary; provided, that if any Subsidiary shall be merged with a Subsidiary Partnership, the surviving Subsidiary shall be the Subsidiary Partnership or shall become a Borrower under this Agreement, and (iv) the sale of stock of a Subsidiary (other than a Subsidiary Partnership), subject to the requirements set forth in Section 5.2(b).

      (b) No Borrower shall, and the Company will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.4. Investments, Loans, Advances, Guarantees and Acquisitions. No Borrower shall, and the Company will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

            (a)   Permitted Investments;

            (b)   investments in Real Property;

            (c) investments (including loans and advances) in or to the Subsidiaries;

            (d)   investments in Joint Ventures which are not Subsidiaries;

            (e) investments in notes secured by mortgages on any Real Property of any Person;

            (f)   investments in Real Property under construction;

            (g) investments in Permitted REIT Investments; provided that aggregate amount of investments in Permitted REIT Investments shall not exceed $50,000,000 (valued at historical cost);

            (h) investments in Marketable Securities; provided that the aggregate amount of investments in Marketable Securities shall not exceed $50,000,000;

            (i) investments in securities of tenants under Leases, including any capital stock, warrants, stock options or other equity securities of such tenants and any underlying security thereof, acquired in connection with or arising out of a leasing transaction with such tenant and any subsequent exercise of such warrant or stock options and the ownership of such underlying security thereof;

            (j) Guarantees by the Company or one of its Subsidiaries of the Indebtedness or other obligations of a wholly-owned Subsidiary, so long as the Indebtedness under such Guarantees is not otherwise prohibited by this Article VI (excluding this Section 6.4);

            (k) loans and advances by the Company to employees for moving, travel and other business expenses and Guarantees by the Company of the obligations of Joint Ventures and third parties; provided that the aggregate outstanding amount of such loans, advances and Guarantees does not exceed $25,000,000 at any time; and

            (l)   advances or distributions not prohibited by Section 5.12.

Notwithstanding the foregoing, the investments set forth above shall be limited in the following manner: the aggregate investments of the types set forth in clauses (d) through (f) (other than, in the case of clause (f), Real Property under construction that is being built to suit a tenant under an Eligible Lease, which shall be without limitation), shall not exceed 15% of Total Value for any single type of such investment or 20% of Total Value for all such types of investments.

SECTION 6.5. Hedging Agreements. No Borrower shall, and the Company will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 6.6. ERISA. The Borrowers shall not, and shall not permit any of the Subsidiaries or ERISA Affiliates to:

            (a) engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the United States Department of Labor, except to the extent engaging in such transaction would not have a Material Adverse Effect;

            (b) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Plan, whether or not waived;

            (c) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Plan;

            (d) terminate any Plan which would result in any liability of any Borrower or any ERISA Affiliate under Title IV of ERISA;

            (e) fail to make any contribution or payment to any Multiemployer Plan which any Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto, except to the extent such failure would not have a Material Adverse Effect;

            (f) fail to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

            (g) amend a Plan resulting in an increase in current liability for the plan year such that any Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.

SECTION 6.7. Margin Regulations; Securities Laws. Neither the Company nor any of its Subsidiaries shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

SECTION 6.8. Transactions with Affiliates. Neither the Company nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of more than five percent (5%) of any class of equity securities of the Company, or with any Affiliate of the Company which is not its Subsidiary, on terms that are determined by the board of directors of the Company to be less favorable to the Company or any of its Subsidiaries, as applicable, than those that might be obtained in an arm's length transaction at the time from Persons who are not such a holder or Affiliate. Nothing contained in this Section 6.8 shall prohibit (a) increases to compensation and benefits for officers and employees of the Company or any of its Subsidiaries which are customary in the industry or consistent with the past business practice of the Company or such Subsidiary, provided that no Default has occurred and is continuing; (b) payment of customary partners' indemnities; (c) performance of any obligations arising under the Loan Documents; and (d) any Restricted Payment permitted by Section 6.1.

                                  ARTICLE VII.

                                EVENTS OF DEFAULT

SECTION 7.1. If any of the following events ("EVENTS OF DEFAULT") shall occur:

            (a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

            (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

            (c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or to connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made or furnished;

            (d) the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Article V or in Article VI or any covenant, condition or agreement in any Loan Document that becomes effective upon an Event of Default;

            (e) the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the

      Administrative Agent to the Company (which notice will be given at the request of any Lender);

            (f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

            (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to Secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness unless prohibited by this Agreement;

            (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

            (i) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

            (j) the Company or any Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

            (k) one or more judgments for the payment of money in an aggregate amount in excess of $3,000,000 (excluding judgments entered in respect of Nonrecourse Indebtedness and judgments entered in respect of Indebtedness permitted under clause (iv) of the second sentence of Section 6.1(h)) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

            (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company or any Subsidiary in an aggregate amount exceeding (i) $250,000 in any year or (ii) $500,000 for all periods;

            (m) a Change in Control shall occur;

            (n) an event shall occur which has a Material Adverse Effect; or

            (o) the Company shall merge or liquidate with or into any other Person and, as a result thereof and after giving effect thereto, (i) the Company is not the surviving Person or (ii) such merger or liquidation would effect an acquisition of or investment in any Person not otherwise permitted under the terms of this Agreement;

then, and in every such event (other than an event with respect to any of the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take one or more of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) require cash collateral as contemplated by Section 2.6(j), and (iv) enforce any rights and exercise any rights and remedies available under any Loan Document or otherwise; and in the case of any event with respect to any of the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

                                  ARTICLE VIII.

                                   THE AGENTS

SECTION 8.1. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent, the Documentation Agent and the Syndication Agent as its agents, in each agent's capacity as such agent, and authorizes the Administrative Agent, the Documentation Agent and the Syndication Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent, the Documentation Agent and the Syndication Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

      The bank serving as the Administrative Agent, the Documentation Agent and the Syndication Agent, as the case may be, hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, the Documentation Agent and the Syndication Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent, the Documentation Agent and the Syndication Agent hereunder.

      The Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be, shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing,
(a) the Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be, shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be, shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be, is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2), and (c) except as expressly set forth herein, the Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be, shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be, or any of its Affiliates in any capacity. The Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be, shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be, shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be, shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be.

      The Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be, shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be, also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be, may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it to accordance with the advice of any such counsel, accountants or experts.

      The Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be, may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be, and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent, Documentation Agent or Syndication Agent, as the case may be.

      Subject to the appointment and acceptance of a successor Administrative Agent, Documentation Agent or Syndication Agent, as the case may be, as provided in this paragraph, (a) the Administrative Agent, the Documentation Agent or the Syndication Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company and (b) the Required Lenders may remove the Administrative Agent in the event of the Administrative Agent's gross negligence or willful misconduct. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with the Company (so long as no Event of Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent, Documentation Agent or Syndication Agent, as the case may be, gives notice of its resignation, then the retiring Administrative Agent, Documentation Agent or Syndication Agent, as the case may be, may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, Documentation Agent or Syndication Agent, as the case may be, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank; provided that such successor Administrative Agent shall have total assets of not less than $10,000,000,000. Upon the acceptance of its appointment as Administrative Agent, Documentation Agent or Syndication Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, Documentation Agent or Syndication Agent, as the case may be, and the retiring Administrative

Agent, Documentation Agent or Syndication Agent, as the case may be, shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent, Documentation Agent or Syndication Agent, as the case may be, shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the resignation of the Administrative Agent, Documentation Agent or Syndication Agent, as the case may be, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, Documentation Agent or Syndication Agent, as the case may be, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent, Documentation Agent or Syndication Agent, as the case may be.

      Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Documentation Agent or the Syndication Agent, as the case may be, or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

                                   ARTICLE IX.

                                  MISCELLANEOUS

SECTION 9.1. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be, in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

            (a) if to the Company or any Borrower, to it at W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, New York 10020, Attention of John J. Park, Chief Financial Officer (Telecopy No. 212-977-3022);

            (b) if to the Administrative Agent, to The Chase Manhattan Bank, One Chase Manhattan Plaza, 8th Floor, New York, NY 10005, Attention: Thierry Le Jouan, Loan and Agency Services (Telecopy No. (212) 552-5701), with copies to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention: Marc E. Costantino

      (Telecopy No. (212) 270-3513), and The Chase Manhattan Bank, 270 Park Avenue, New York 10017, Attention of William C. Veits, Esq. (Telecopy No
      (212) 270-1268);

            (c) if to the Issuing Bank, to The Chase Manhattan Bank, One Chase Manhattan Plaza, 8th Floor, New York, New York 10005, Attention: Thierry Le Jouan, Loan and Agency Services (Telecopy No. (212) 552-5701); and

            (d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.2. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Company or any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

      (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,
(iii) postpone the scheduled date of
payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Documentation Agent, the Syndication Agent, or the Issuing Bank hereunder without, in addition, the prior written consent of the Administrative Agent, the Documentation Agent, the Syndication Agent, or the Issuing Bank, as the case may be; provided, further, (x) that SCHEDULE 3.13 may be amended by the Company without the consent of the Required Lenders, solely to update such schedule to include or exclude Leases listed therein which constitute or cease to constitute Triple Net Leases, and (y) SCHEDULES 3.2 and 4.1(F) may be amended by the Company without the consent of the Required Lenders solely to update the information contained therein. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Designating Lender on behalf of its Designated Bank affected thereby, (a) subject such Designated Bank to any additional obligations, (b) reduce the principal of, interest on, or other amounts due with respect to, the Designated Bank Note made payable to such Designated Bank, or (c) postpone any date fixed for any payment of principal of, or interest on, or other amounts due with respect to, the Designated Bank Note made payable to the Designated Bank.

SECTION 9.3. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

      (b) The Borrowers shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "INDEMNITEE") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.

      (c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

      (d) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

      (e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.4. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

      (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate, each of the Borrowers (so long as no Event of Default has occurred and is continuing) and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender's obligations in respect of its LC Exposure, the Issuing Bank) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company (so long as no Event of Default has occurred and is continuing) and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an

Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement arising from and after the date of such assignment (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. If the consent of the Company or any of the other Borrowers is required pursuant to this Section 9.4, and the Company or such Borrower, as the case may be, does not respond to the Administrative Agent's request for consent within five Business Days of such request, the consent shall be deemed given.

      (c) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "REGISTER"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

      (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such

Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

      (e) Any Lender may, without the consent of or notice to the Borrowers, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a "PARTICIPANT") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to
Section 9.2(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

      (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender.

      (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

      (h) Any Lender (each, a "DESIGNATING LENDER") may at any time designate one Designated Bank to fund Competitive Loans on behalf of such Designating Lender subject to the terms of this Section 9.4(h) and the provisions in 9.4(b) and (e) shall not apply to such designation. No Lender may designate more than one (1) Designated Bank. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Bank, the Administrative Agent will accept such Designation Agreement and will give prompt notice thereof to the Company, whereupon, (i) the Borrowers shall execute and deliver to the Designating Bank a Designated Bank Note payable to the order of the Designated Bank, (ii) from and after the effective date specified in the Designation Agreement, the Designated Bank shall become a party to this Agreement with a right to make Competitive Loans on behalf of its Designating Lender pursuant to Section 2.4 after the Borrowers have accepted a Competitive Loan (or portion thereof) of such Designating Lender, and (iii) the Designated Bank shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Bank which is not otherwise required to repay obligations of such Designated Bank which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Bank, the Designating Lender shall be and remain obligated to the Borrowers, the Administrative Agent, the Syndication Agent, the Documentation Agent and the other Lenders for each and every of the obligations of the Designating Lender and its related Designated Bank with respect to this Agreement, including, without limitation, any indemnification obligations hereunder and any sums otherwise payable to the Borrowers by the Designated Bank. Each Designating Lender shall serve as the administrative agent of the Designated Bank and shall on behalf of, and to the exclusion of, the Designated Bank: (i) receive any and all payments made for the benefit of the Designated Bank and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as administrative agent for the Designated Bank and shall not be signed by the Designated Bank on its own behalf but shall be binding on the Designated Bank to the same extent as if actually signed by the Designated Bank. The Borrowers, the Administrative

Agent, the Documentation Agent, the Syndication Agent and Lenders may rely thereon without any requirement that the Designated Bank sign or acknowledge the same. No Designated Bank may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Bank.

SECTION 9.5. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.6. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns in accordance with Section
9.4. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.7. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.8. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any or all of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.9. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

      (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers or their properties in the courts of any jurisdiction.

      (c) Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

      (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivatives transaction relating to the Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Company. For the purposes of this Section, "INFORMATION" means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "CHARGES"), shall exceed the maximum lawful rate (the "MAXIMUM RATE") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Amendment and Restatement. (a) The Borrowers, the Administrative Agent and the Lenders hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended and restated in their entirety by the terms and conditions of this Agreement and the terms and provisions of the Existing Credit Agreement, except as otherwise provided in the next paragraph, shall be superseded by this Agreement.

      Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the Company and all other obligors shall continue to be liable to the Administrative Agent and the Lenders with respect to agreements on the part of the Company and all other obligors, respectively, under the Existing Credit Agreement to pay all principal, interest, fees and other amounts that have accrued on or before the date hereof and to indemnify and hold harmless the Administrative Agent and the Lenders from and against all claims, demands, liabilities, damages, losses, costs, charges and expenses to which the Administrative Agent and the Lenders may be subject arising in connection with the Existing Credit Agreement and as to which the Company or such obligors, as the case may be, have agreed under the Existing Credit Agreement to indemnify and hold harmless the Administrative Agent and the Lenders. This Agreement is given as a substitution of, and not as a payment of, the obligations of the Borrowers under the Existing Credit Agreement and is not intended to constitute a novation of the Existing Credit Agreement. Indebtedness (other than with respect to Competitive Loans) evidenced by the notes issued under the Existing Credit Agreement shall be allocated proportionally among the Lenders based on their respective Commitments in order that after giving effect thereto Lenders shall have outstanding loans representing their portion of the aggregate Commitment, as described on SCHEDULE 2.1 and the Lenders shall make appropriate payments to each other in order to accomplish such reallocation. On the Closing Date all outstanding principal of all Eurodollar Loans then outstanding under the Existing Credit Agreement shall be deemed to have been prepaid and, except as otherwise selected by the Borrowers by delivery of a Borrowing Notice on or prior to the Closing Date in accordance with the terms hereof, upon the effectiveness of this Agreement all amounts outstanding and owing by the Company under the Existing Credit Agreement as of the Closing Date shall, solely for purposes of Section 2.16, constitute ABR Borrowings. Upon its receipt of a Note hereunder, each Lender will promptly return to the Borrowers, marked "Cancelled" or "Replaced", any notes of the Borrowers held by such Lender pursuant to the Existing Credit Agreement.

      By execution or acknowledgment of this Agreement all parties hereto agree that each of the other Loan Documents is hereby amended such that all references to the Existing Credit Agreement and the Loans thereunder shall be deemed to refer to this Amended and Restated Credit Agreement and the continuation of the Loans hereunder.

Section 9.15. No Bankruptcy Proceedings. Each of the Borrowers, the Administrative Agent, the Documentation Agent, the Syndication Agent and the Lenders hereby agrees that it will not institute against any Designated Bank or join any other Person in instituting against any Designated Bank any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (i) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Bank and (ii) the Maturity Date.

                                   ARTICLE X.

                               MULTIPLE BORROWERS

      Each Borrower agrees that the representations and warranties made by, and the liabilities, obligations and covenants of and applicable to, any and all of the Borrowers under this Agreement, shall be in every case (whether or not specifically so stated in each such case herein) joint and several in all circumstances. Each Borrower accepts, as co-debtor and not merely as surety, such joint and several liability with the other Borrowers and hereby waives any and all suretyship defenses that it might otherwise have hereunder. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation. Every notice by or to the Company shall be deemed also to constitute simultaneous notice by and to each other Borrower, every act or omission by any Borrower also shall be deemed an act or omission of each other Borrower and shall be binding upon each other Borrower, and the Administrative Agent. The Administrative Agent, the Lenders and the Issuing Bank shall be entitled to rely, and all of the Borrowers agree that the Administrative Agent, the Lenders and the Issuing Bank may so rely, on any notice given or action taken or not taken by the Company as being authorized by all of the Borrowers. The Issuing Bank and the Lenders are fully authorized by each Borrower to act and rely also upon the representations and warranties, covenants, notices, acts and omissions of each other Borrower. Without limiting the generality of the foregoing, each Borrower agrees that the obligations of such Borrower hereunder and under the other Loan Documents shall be enforceable against such Borrower notwithstanding that this Agreement or any other Loan Document may be unenforceable in any respect against any other Borrower or that any other Borrower may have commenced bankruptcy, reorganization, liquidation or similar proceedings.

                                   ARTICLE XI.

                                 REIT CONVERSION

      The Company has advised the Lenders that the Company is contemplating a transaction whereby the Company may become controlled by an entity which will elect to become taxable as a REIT for federal income tax purposes. The Lenders acknowledge that the Company may elect to pursue such a transaction and that such transaction may require amendments to the provisions contained herein relating to mergers or other business combinations and relating to the payment of dividends by the Company or the Subsidiaries. To the extent that any such contemplated transaction requires such amendments, the Lenders shall not unreasonably withhold or condition their consent to such amendments and shall not impose any fee for reviewing and approving any proposed REIT conversion requiring only such amendments, although the Company acknowledges that it will pay the Lenders' costs and expenses, including attorneys fees and costs, in reviewing any such proposed transaction.

      Notwithstanding the foregoing paragraph, it is understood by the parties hereto that the Company has not made any request related to any particular transaction, or otherwise related to the foregoing, to the Lenders or submitted any plan or proposal with respect thereto to the Lenders. This Article shall not constitute the consent of the Lenders to such a contemplated transaction, nor the approval of such a transaction or the Lenders' agreement to modify, amend or waive any provision hereof or any other Loan Document.

                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        BORROWERS

                                        W. P. CAREY & CO. LLC,

                                        By: /s/ John J. Park
                                            ------------------------------------
                                            Name: John J. Park
                                            Title: Executive Vice President


                                        CORPORATE PROPERTY ASSOCIATES,

                                        By: W. P. Carey & Co. LLC, a
                                            Delaware limited liability
                                            company, its general partner

                                            By: /s/ John J. Park
                                                --------------------------------
                                                Name: John J. Park
                                                Title: Executive Vice President


                                        CORPORATE PROPERTY
                                        ASSOCIATES 4 a California limited
                                        partnership,

                                        By  W. P. Carey & Co. LLC, a
                                            Delaware limited liability
                                            company, its general partner

                                            By: /s/ John J. Park
                                                --------------------------------
                                                Name: John J. Park
                                                Title: Executive Vice President

                                        CORPORATE PROPERTY
                                        ASSOCIATES 6- a California limited
                                        partnership,

                                        By: W. P. Carey & Co. LLC, a
                                            Delaware limited liability,
                                            company its general partner

                                            By: /s/ John J. Park
                                                --------------------------------
                                                Name: John J. Park
                                                Title: Executive Vice President


                                        CORPORATE PROPERTY
                                        ASSOCIATES 9, L.P., a Delaware
                                        limited partnership,

                                        By: W. P. Carey & Co. LLC, a
                                            Delaware limited liability
                                            company, its general partner

                                            By: /s/ John J. Park
                                                --------------------------------
                                                Name: John J. Park
                                                Title: Executive Vice President


                                        CD UP LP, a Delaware limited
                                        partnership

                                        By: Bill CD LLC, a Delaware
                                            limited liability company, its
                                            general partner

                                        By: W. P. Carey & Co. LLC, its
                                            managing member

                                            By: /s/ John J. Park
                                                --------------------------------
                                                Name: John J. Park
                                                Title: Executive Vice President

                                        CAREY ASSET MANAGEMENT
                                        CORP.

                                            By: /s/ John J. Park
                                                --------------------------------
                                                Name: John J. Park
                                                Title: Executive Vice President


                                        CALL LLC, a Delaware limited
                                        liability company

                                            By: W. P. Carey & Co. LLC, its
                                            managing member

                                            By: /s/ John J. Park
                                                --------------------------------
                                                Name: John J. Park
                                                Title: Executive Vice President


                                        CAREY TECHNOLOGY
                                        PROPERTIES II LLC, a Delaware
                                        limited liability company

                                        By: W. P. Carey & Co. LLC, its
                                            managing member

                                            By: /s/ John J. Park
                                                --------------------------------
                                                Name: John J. Park
                                                Title: Executive Vice President

                                        LENDERS:

                                        THE CHASE MANHATTAN BANK,
                                        individually and as Administrative
                                        Agent

                                        By: /s/ Mark E. Costatino
                                            ------------------------------------
                                            Name: Mark E. Costatino
                                            Title: Vice President


                                        THE BANK OF NEW YORK,
                                        individually and as Syndication Agent

                                        By: /s/ Maria P. Lastanis
                                            ------------------------------------
                                            Name: Maria P. Lastanis
                                            Title: Vice President


                                        PNC BANK, NATIONAL
                                        ASSOCIATION, individually and as
                                        Documentation Agent

                                        By: /s/ Brian P. Kelly
                                            ------------------------------------
                                            Name: Brian P. Kelly
                                            Title: Assistant Vice President


                                        WELLS FARGO BANK, NATIONAL
                                        ASSOCIATION, individually and as
                                        Managing Agent

                                        By: /s/ Timothy M. Zietara
                                            ------------------------------------
                                            Name: Timothy M. Zietara
                                            Title: Senior Vice President

                                        CHANG HWA COMMERCIAL BANK,
                                        LTD., NEW YORK BRANCH

                                        By: /s/ Wan-Tu Yeh
                                            ------------------------------------
                                            Name: Wan-Tu Yeh
                                            Title: Senior Vice President and
                                                     General Manager


                                        CITIZENS BANK OF RHODE
                                        ISLAND

                                        By: /s/ Craig E. Schermerhorn
                                            ------------------------------------
                                            Name: Craig E. Schermerhorn
                                            Title: Vice President


                                        KBC BANK, N.V.

                                        By: /s/ Robert Snauffer
                                            ------------------------------------
                                            Name: Robert Snauffer
                                            Title: First Vice President


                                        MANUFACTURERS AND TRADERS
                                        TRUST COMPANY

                                        By: /s/ Jason W. Lipiec
                                            ------------------------------------
                                            Name: Jason W. Lipiec
                                            Title: Assistant Vice President

                                        NATIONAL AUSTRALIA BANK
                                        LIMITED

                                        By: /s/ Bruce T. Richards
                                            ------------------------------------
                                            Name: Bruce T. Richards
                                            Title: Senior Vice President

                                            Name:
                                            Title: